Filed Pursuant to Rule 424(b)(2)

Registration No. 333-203839

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
2.108% Subordinated Debentures	$535,800,000	$66,707.10

(1)	The U.S. dollar equivalent of the maximum aggregate offering price has been calculated using a U.S. Dollar/Yen exchange rate of U.S. $0.00893/¥1 as of October 13, 2017.
(2)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Prospectus Supplement to Prospectus dated May 4, 2015.

¥60,000,000,000

Aflac Incorporated

¥60,000,000,000 2.108% Subordinated Debentures due 2047

This is an offering by Aflac Incorporated of ¥60,000,000,000 principal amount of its 2.108% Subordinated Debentures due 2047 (the “debentures”). The debentures will mature on October 23, 2047. From and including the date of issuance to, but excluding, October 23, 2027, the debentures will bear interest at an initial rate of 2.108% per annum, payable semi-annually in arrears on April 23 and October 23 of each year, beginning on April 23, 2018.

From and including October 23, 2027 to, but excluding, the maturity date or the date of earlier redemption, the rate of the interest of the debentures will be reset on each of October 23, 2027, October 23, 2032, October 23, 2037 and October 23, 2042 (each a “reset date”), to an annual interest rate equal to the then-current JPY 5-year Swap Offered Rate plus 205 basis points, payable semi-annually in arrears on April 23 and October 23 of each year, beginning on April 23, 2028. We may defer interest payments during one or more deferral periods for up to five consecutive years each as described in this prospectus supplement.

We may redeem the debentures, in whole but not in part, at any time within 90 days of the occurrence of a “tax event” (as defined in “Description of the Debentures—Optional redemption of the debentures”), at a redemption price equal to their principal amount plus accrued and unpaid interest to, but excluding, the date of redemption.

We may redeem the debentures, in whole but not in part, at any time within 90 days of the occurrence of a “rating agency event” (as defined in “Description of the Debentures—Optional redemption of the debentures”), at a redemption price equal to their principal amount plus accrued and unpaid interest to, but excluding, the date of redemption.

On or after October 23, 2027, we may redeem the debentures, in whole or in part, on any interest payment date, at their principal amount plus accrued and unpaid interest to, but excluding, the date of redemption.

The debentures will be unsecured and will rank subordinate and junior in right of payment to all of our current and future senior indebtedness on the terms set forth in the Subordinated Debt Indenture pursuant to which the debentures will be issued. The debentures will not be obligations of or guaranteed by any of our subsidiaries. As a result, the debentures will also be structurally subordinated to all debt and other liabilities of our subsidiaries.

The debentures will be issued only in denominations of ¥100,000,000 and integral multiples of ¥10,000,000 in excess thereof.

The debentures will not be listed on any securities exchange. Currently, there is no public market for the debentures.

Investing in the debentures involves risks. See “Risk Factors” beginning on page S-8 of this prospectus supplement, page 6 of the accompanying prospectus and “Item 1A. Risk Factors” on page 13 of Aflac Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2016 to read about factors you should consider before buying the debentures.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Underwriting Discount	Proceeds (before expenses) to Aflac Incorporated
Per debenture	100.00%	0.70%	99.30%
Total	¥60,000,000,000	¥420,000,000	¥59,580,000,000

(1)	The price to public set forth above does not include accrued interest, if any. Interest on the debentures will accrue from October 23, 2017 and must be paid by the underwriters if the debentures are delivered after October 23, 2017.

The underwriters expect to deliver the debentures to investors in book-entry form only through Clearstream Banking, société anonyme, or Euroclear Bank S.A./N.V., as the case may be, on or about October 23, 2017, which is the fourth Tokyo business day following the date of this prospectus supplement. This settlement date may affect the trading of the debentures.

Joint Book-Running Managers

Mizuho Securities	Morgan Stanley	SMBC Nikko

Co-Managers

Goldman Sachs & Co. LLC	J.P. Morgan	Wells Fargo Securities
Merrill Lynch International	Academy Securities	Drexel Hamilton

Prospectus Supplement dated October 17, 2017

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement, the accompanying prospectus and any related free writing prospectus prepared by us. Neither we nor the underwriters take responsibility for or provide assurance as to the reliability of, any other information that others may give you. This prospectus supplement and the accompanying prospectus are an offer to sell only the debentures offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus prepared by us is current only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-i

STABILIZATION

IN CONNECTION WITH THIS OFFERING, MIZUHO SECURITIES (THE “STABILIZING MANAGER”) (OR ANY PERSON ACTING ON BEHALF OF ANY STABILIZING MANAGER(S)) MAY OVER-ALLOT OR EFFECT TRANSACTIONS WITH A VIEW TO SUPPORTING THE MARKET PRICE OF THE DEBENTURES AT A LEVEL HIGHER THAN THAT WHICH MIGHT OTHERWISE PREVAIL. THIS STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. THERE IS NO ASSURANCE THAT THE STABILIZING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) WILL UNDERTAKE ANY STABILIZATION ACTION. ANY STABILIZATION ACTION MAY BEGIN ON OR AFTER THE DATE ON WHICH ADEQUATE PUBLIC DISCLOSURE OF THE TERMS OF THE OFFER OF THE DEBENTURES IS MADE AND, IF BEGUN, MAY BE ENDED AT ANY TIME, BUT IT MUST END NO LATER THAN THE EARLIER OF 30 DAYS AFTER THE ISSUE DATE OF THE DEBENTURES AND 60 DAYS AFTER THE DATE OF THE ALLOTMENT OF THE DEBENTURES. ANY STABILIZATION ACTION OR OVER-ALLOTMENT MUST BE CONDUCTED BY THE STABILIZING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) IN ACCORDANCE WITH ALL APPLICABLE LAWS AND RULES.

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of the debentures and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated herein and therein by reference, on the other hand, you should rely on the information contained in this prospectus supplement.

References in this prospectus supplement to “$,” “dollars” and “U.S. dollars” are the currency of the United States of America; references to “¥” and “yen” are to the currency of Japan. As used in this prospectus supplement, unless the context otherwise requires, references to “we,” “us,” “our” or “the Company” refer to the consolidated operations of Aflac Incorporated, and its direct and indirect operating subsidiaries. “Parent Company” refers solely to Aflac Incorporated. “Aflac” refers solely to our subsidiary, American Family Life Assurance Company of Columbus, an insurance company domiciled in Nebraska. Aflac operates in the United States (“Aflac U.S.”) and operates as a branch in Japan (“Aflac Japan”).

The functional currency of Aflac Japan’s insurance operations is the Japanese yen. We translate our yen-denominated financial statement accounts into U.S. dollars as follows. Assets and liabilities are translated at end-of-period exchange rates. Realized gains and losses on security transactions are translated at the exchange rate on the trade date of each transaction. Other revenues, expenses and cash flows are translated using average exchange rates for the year. The resulting currency translation adjustments are reported in accumulated other comprehensive income. We include in earnings the realized currency exchange gains and losses resulting from transactions.

Aflac Incorporated may, without notice to or consent of the holders of the debentures, re-open this offering and issue additional debentures having the same ranking, interest rate, maturity date and other terms (except for the issue date, public offering price, and, if applicable, the initial interest payment date) as the debentures being offered by this prospectus supplement. The debentures and the Subordinated Debt Indenture (as defined below) under which the debentures will be issued do not place any limitation on the amount of unsecured debt that may be incurred by us. Provided that such additional debentures are fungible for U.S. federal income tax purposes with any then existing debentures, any additional debentures, together with the debentures offered by this prospectus supplement, will constitute a single series of debt securities under the Subordinated Debt Indenture.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. Neither we nor the underwriters are making an offer to sell these debentures in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

The distribution of this prospectus supplement and the accompanying prospectus and the offer and sale of the debentures in certain jurisdictions may be restricted by law. The Company and the underwriters require persons into whose possession this prospectus supplement and the accompanying prospectus come to inform themselves about and to observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute an offer of, or an invitation to purchase, any of the debentures in any jurisdiction in which such offer or invitation would be unlawful.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. This summary sets forth the material terms of this offering, but does not contain all of the information you should consider before investing in our debentures. You should read carefully this entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, before making an investment decision to purchase our debentures, especially the risks of investing in our debentures discussed under “Risk Factors” contained herein and therein and, under “Item 1A. Risk Factors” on page 13 of our Annual Report on Form 10-K for the year ended December 31, 2016 (incorporated by reference herein) as well as the consolidated financial statements and notes to those consolidated financial statements incorporated by reference herein and therein.

Aflac Incorporated

The Parent Company was incorporated in 1973 under the laws of the State of Georgia. The Parent Company is a general business holding company and acts as a management company, overseeing the operations of its subsidiaries by providing management services and making capital available. Its principal business is voluntary supplemental health and life insurance, which is marketed and administered through its subsidiary, Aflac. Aflac operates in the United States (Aflac U.S.) and as a branch in Japan (Aflac Japan). Most of Aflac’s policies are individually underwritten and marketed through independent agents. Aflac U.S. markets and administers group products through Continental American Insurance Company (CAIC), branded as Aflac Group Insurance. Our insurance operations in the United States and our branch in Japan service the two markets for our insurance business.

We believe Aflac is the world’s leading underwriter of individually issued policies marketed at worksites. We offer voluntary insurance policies in Japan and the United States that provide a layer of financial protection against income and asset loss. We continue to diversify our product offerings in both Japan and the United States. Aflac Japan sells voluntary supplemental insurance products, including cancer plans, general medical indemnity plans, medical/sickness riders, care plans, living benefit life plans, ordinary life insurance plans and annuities. Aflac U.S. sells voluntary supplemental insurance products including products designed to protect individuals from depletion of assets (accident, cancer, critical illness/ care, hospital indemnity, fixed-benefit dental, and vision care plans) and loss-of-income products (life and short-term disability plans).

We are authorized to conduct insurance business in all 50 states, the District of Columbia, several U.S. territories and Japan. Aflac Japan’s revenues, including realized gains and losses on its investment portfolio, accounted for 71% of the Company’s total revenues in 2016, compared with 70% in 2015 and 72% in 2014, and accounted for 69% and 75% of the Company’s total revenues in the six-month periods ended June 30, 2017, and 2016, respectively. The percentage of the Company’s total assets attributable to Aflac Japan was 83% at both December 31, 2016 and 2015, and was 84% at June 30, 2017.

Our principal executive offices are located at 1932 Wynnton Road, Columbus, Georgia 31999, and our telephone number is (706) 323-3431.

Recent Developments

On September 28, 2017, the Parent Company confirmed during its Financial Analyst Briefing that it is pursuing the previously announced conversion of Aflac Japan into a subsidiary of the Parent

Company, with the subsidiary incorporated as a “Kabushiki Kaisha.” While the branch structure remains an acceptable legal form, the subsidiary structure has emerged as the more prevalent structure for both domestic and foreign companies operating in Japan. In addition, emerging global regulatory standards generally favor the subsidiary structure for foreign insurance and financial service companies. The adoption of this new organizational framework will be tax-neutral and the Company does not foresee any impact on its daily operations in either Japan or the U.S. as a result of this conversion. In addition, the Company expects to obtain enhanced flexibility in capital management and business development as a result of the conversion. The Company anticipates completion of the conversion in mid-2018.

THE OFFERING

Issuer	Aflac Incorporated.

Securities	¥60,000,000,000 aggregate principal amount of 2.108% Subordinated Debentures due 2047, which are referred to as the “debentures” in this prospectus supplement.

Date of Maturity	The debentures will mature on October 23, 2047.

Interest	From and including the date of issuance to, but excluding, October 23, 2027, the debentures will bear interest at an initial rate of 2.108% per annum, payable semi-annually in arrears on April 23 and October 23 of each year, beginning on April 23, 2018, subject to our right to defer the payment of interest as described under “Optional Deferral of Payments” below.

From and including October 23, 2027 to, but excluding, the maturity date or the date of earlier redemption, the rate of the interest of the debentures will be reset on each of October 23, 2027, October 23, 2032, October 23, 2037 and October 23, 2042 (each a “reset date”), to an annual interest rate equal to the then-current JPY 5-year Swap Offered Rate plus 205 basis points, payable semi-annually in arrears on April 23 and October 23 of each year, beginning on April 23, 2028, subject to our right to defer the payment of interest as described under “Optional Deferral of Payments” below.

Record Date	We will make interest payments on the debentures to the holder of record at the close of business on the April 8 and October 8, as the case may be, immediately preceding such April 23 or October 23, whether or not a business day. However, interest that we pay on the maturity date or redemption date will be payable to the person to whom the principal will be payable.

Optional Deferral of Payments

We have the right on one or more occasions to defer the payment of interest on the debentures for up to five consecutive years without giving rise to an event of default (each such period an “Optional Deferral Period”). During an Optional Deferral Period, interest will continue to accrue at the interest rate on the debentures, compounded semi-annually as of each interest payment date to the extent permitted by applicable law.

Certain Payment Restrictions	If we have exercised our right to defer interest payments on the debentures, we generally may not make payments on or redeem or purchase any shares of our capital stock or any of our debt securities or guarantees that rank upon our liquidation, dissolution or winding up equally with or junior to the debentures, subject to certain limited exceptions.

Optional Redemption	We may elect to redeem the debentures:

•

in whole or in part, on any interest payment date, on or after October 23, 2027, at a redemption price equal to their principal amount plus accrued and unpaid interest to, but excluding, the date of redemption;

•

in whole, but not in part, at any time, within 90 days of the occurrence of a “tax event” (as defined in “Description of the Debentures—Optional redemption of the debentures”) at a redemption price equal to their principal amount plus accrued and unpaid interest to, but excluding, the date of redemption; or

•

in whole, but not in part, at any time, within 90 days of the occurrence of a “rating agency event” (as defined in “Description of the Debentures—Optional redemption of the debentures”) at a redemption price equal to their principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption.

Subordination; Ranking	The debentures will be unsecured, subordinated and junior in right of payment and upon our liquidation to all of our existing and future senior indebtedness. The debentures will also be structurally subordinated to all debt and other liabilities of the Parent Company’s subsidiaries.

The debentures do not limit the Parent Company or the Parent Company’s subsidiaries’ ability to incur additional debt, including debt that ranks senior in right of payment and upon our liquidation to the debentures.

Certain Covenants	The subordinated indenture under which the debentures will be issued restricts our ability to engage in sales of the capital stock of our restricted subsidiaries.

Events of Default	Events of default generally include failure to pay principal or any premium, failure to pay interest, or certain events of bankruptcy, insolvency, or reorganization. See “Description of the Debentures—Events of Default” below.

Currency of Payment	All payments of interest and principal, including payments made upon any redemption of the debentures will be made in yen.

Additional Amounts	Subject to certain exceptions, we will pay to beneficial owners of debentures who are non-U.S. persons Additional Amounts (as defined under “Description of the Debentures—Additional Amounts”) in the event that withholding or deduction for certain U.S. taxes is required with respect to payments on the debentures, as described under “Description of the Debentures—Additional Amounts.”

Listing	The debentures will not be listed on any securities exchange. Currently there is no public market for the debentures.

Use of Proceeds

We estimate that the net proceeds to us from this offering will be approximately ¥59,552,015,000 after deducting underwriting discounts and estimated offering expenses. We intend to use the net proceeds from this offering to fund all or a portion of the redemption price of our 5.50% Subordinated Debentures due 2052, of which $500,000,000 principal amount are outstanding. We intend to use proceeds in excess of such redemption price, if any, for general corporate purposes.

Denominations	The debentures will be issued in minimum denominations of ¥100,000,000 and multiples of ¥10,000,000 in excess thereof.

Form of Debentures	The debentures will be issued as global debentures registered in the name of a nominee of, and deposited with, a common depositary for Euroclear and Clearstream, for the accounts of its direct and indirect participants. Beneficial interests in debentures held in book-entry form will not be entitled to receive physical delivery of certificated debentures except in certain limited circumstances. For a description of certain factors relating to clearance and settlement, see “Description of the Debentures—Book-Entry and Settlement.”

Risk Factors	You should carefully consider all information set forth and incorporated by reference in this prospectus supplement and the accompanying prospectus and, in particular, should carefully read the section entitled “Risk Factors” in this prospectus supplement and the accompanying prospectus and the section entitled “Item 1A. Risk Factors” on page 13 of our Annual Report on Form 10-K for the year ended December 31, 2016 before purchasing any of the debentures.

Trustee	The Bank of New York Mellon Trust Company, N.A.

Paying Agent	The Bank of New York Mellon, London Branch.

U.S. Federal Income Tax Considerations	In connection with the issuance of the debentures, we will receive an opinion from Skadden, Arps, Slate, Meagher & Flom LLP that, for U.S. federal income tax purposes, the debentures will be treated as our indebtedness (although there is no controlling authority directly on point). This opinion is subject to certain customary conditions and is not binding on the Internal Revenue Service (the “IRS”). See “U.S. Federal Income Tax Considerations—Classification of the Debentures.”

Each holder of debentures will, by accepting the debentures or a beneficial interest therein, be deemed to have agreed that the holder intends that the debentures constitute indebtedness and will treat the debentures as indebtedness for all U.S. federal, state and local tax purposes. We intend to treat the debentures in the same manner.

If we elect to defer interest on the debentures for one or more Optional Deferral Periods, the holders of the debentures likely will be required to include amounts in income for U.S. federal income tax purposes during such period, regardless of such holder’s method of accounting for U.S. federal income tax purposes and notwithstanding that no interest payments will be made on the debentures during such periods. See “U.S. Federal Income Tax Considerations—U.S. Holders.”

Governing Law	The debentures will be governed by the laws of the State of New York.

RISK FACTORS

Investing in our debentures involves risk. Please see the risk factors described in “Item 1A. Risk Factors” on page 13 of our Annual Report on Form 10-K for the year ended December 31, 2016, which are incorporated by reference in this prospectus supplement. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus supplement and the accompanying prospectus. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. These risks could materially affect our business, results of operations or financial condition and cause the value of our securities to decline. You could lose all or part of your investment.

Risks relating to our debentures

Because the debentures will be issued by the Parent Company, which is a holding company, the debentures will be structurally subordinated to the obligations of our subsidiaries.

The Parent Company is a holding company whose assets primarily consist of the capital stock of its subsidiaries. Because the Parent Company is a holding company, holders of the debentures will have a junior position to the claims of creditors of its subsidiaries on their assets and earnings. None of our subsidiaries will guarantee the debentures, and our subsidiaries will have no obligation to pay any amounts due on the debentures or to provide us with funds to meet our payment obligations on the debentures, whether in the form of dividends, distributions, loans or other payments. The holders of the debentures will have no direct claim to the assets of our subsidiaries on their assets and earnings. The supplemental indentures governing the debentures will permit our subsidiaries to incur additional indebtedness and will not contain any limitation on the amount of other liabilities that may be incurred by those subsidiaries. The debentures will be unsecured and subordinated obligations and will:

•	rank equally in right of payment with all of our other unsecured and subordinated indebtedness, including other subordinated indebtedness issued under the Subordinated Debt Indenture;

•	be subordinated in right of payment to all our senior indebtedness (as defined in the Subordinated Debt Indenture);

•	be effectively subordinated in right of payment to all our secured indebtedness to the extent of the value of the assets securing such indebtedness;

•	be effectively subordinated to all existing and future obligations (including insurance obligations) of our subsidiaries; and

•	not be guaranteed by any of our subsidiaries.

Furthermore, in the event of insolvency, bankruptcy, liquidation, dissolution, receivership, reorganization or similar event involving a subsidiary, the assets of that subsidiary would be used to satisfy claims of policyholders and creditors of the subsidiary rather than the Parent Company’s creditors. As a result of the application of the subsidiary’s assets to satisfy claims of policyholders and creditors, the value of the stock of the subsidiary would be diminished and perhaps rendered worthless. Any such diminution in the value of the shares of the Parent Company’s subsidiaries would adversely impact its financial condition and possibly impair its ability to meet its obligations on the debentures. In addition, any liquidation of the assets of the Parent Company’s subsidiaries (Aflac U.S., in particular) to satisfy claims of such subsidiary’s policyholders and creditors might make it impossible for such subsidiary to pay dividends to the Parent Company. Likewise, any inability of Aflac Japan to repatriate earnings to Aflac may also limit Aflac’s ability to pay dividends to the Parent Company. This inability to pay dividends would further impair the Parent Company’s ability to satisfy its obligations under the debentures.

Our obligations under the debentures will be subordinated.

Our payment obligation under the debentures will be unsecured and will rank junior and be subordinated in right of payment to all of our senior indebtedness on the terms set forth in the Subordinated Debt Indenture pursuant to which the debentures will be issued. We, therefore, cannot make any payments on the debentures, if (i) we have defaulted on the payment of any of our senior indebtedness and the default is continuing, (ii) the maturity of any senior indebtedness has been accelerated as a result of a default or (iii) we have filed for bankruptcy or are insolvent, winding-up, liquidating or in receivership, and our senior indebtedness has not been repaid in full.

As of June 30, 2017, we had approximately $4.5 billion in outstanding senior indebtedness. The Subordinated Debt Indenture pursuant to which the debentures will be issued does not place any limit on the amount of liabilities that we may issue, guarantee or otherwise incur or the amount of liabilities, including debt or preferred stock, that our subsidiaries may issue, guarantee or otherwise incur. We expect from time to time to incur additional indebtedness and other liabilities and to guarantee indebtedness that will be senior to the debentures.

The indenture under which the debentures will be issued will contain only limited protection for holders of the debentures in the event the Parent Company is involved in a highly leveraged transaction, reorganization, restructuring, merger or similar transaction in the future.

The Subordinated Debt Indenture may not sufficiently protect holders of debentures in the event the Parent Company is involved in a highly leveraged transaction, reorganization, restructuring, merger or similar transaction. The Subordinated Debt Indenture will not contain any provisions restricting the Parent Company’s ability to:

•	incur additional debt, including debt senior in right of payment to the debentures;

•	pay dividends on or purchase or redeem capital stock;

•

sell assets (other than certain restrictions on the Parent Company’s ability to consolidate, merge or sell all or substantially all of its assets and its ability to sell the stock of certain subsidiaries);

•	enter into transactions with affiliates;

•	create liens (other than certain limitations on creating liens on the stock of certain subsidiaries) or enter into sale and leaseback transactions; or

•	create restrictions on the payment of dividends or other amounts to the Parent Company from its subsidiaries.

Additionally, the Subordinated Debt Indenture will not require the Parent Company to offer to purchase the debentures in connection with a change of control or require that the Parent Company adhere to any financial tests or ratios or specified levels of net worth. The Parent Company’s ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the debentures could have the effect of diminishing the Parent Company’s ability to make payments on the debentures when due.

We can defer interest payments on the debentures for one or more periods of up to five years each. This may affect the market price of the debentures.

So long as there is no event of default with respect to the debentures, we may defer interest payments on the debentures, from time to time, for one or more Optional Deferral Periods of up to five consecutive years. At the end of an Optional Deferral Period, if all amounts due are paid, we could start a new Optional Deferral Period of up to five consecutive years. During any Optional Deferral Period, interest on the debentures would be deferred but would accrue additional interest at a rate equal to the interest rate on the debentures, to the extent permitted by applicable law. No Optional Deferral Period may extend beyond the maturity date of the debentures. See “Description of the Debentures—Option to defer interest payments.”

If we exercise our right to defer interest payments, the debentures may trade at a price that does not fully reflect the value of accrued and unpaid interest on the debentures or that is otherwise less than the price at which the debentures may have been traded if we had not exercised such right. In addition, as a result of our right to defer interest payments, the market price of the debentures is likely to be affected and may be more volatile than other securities that do not have these rights.

We are not permitted to pay current interest on the debentures until we have paid all outstanding deferred interest, and this could have the effect of extending interest deferral periods.

During an Optional Deferral Period, we will be prohibited from paying current interest on the debentures until we have paid all accrued and unpaid deferred interest plus any accrued interest thereon. As a result, we may not be able to pay current interest on the debentures if we do not have available funds to pay all accrued and unpaid deferred interest plus any accrued interest thereon.

If we defer interest payments on the debentures, there will be U.S. federal income tax consequences to holders of the debentures.

If we defer interest payments on the debentures for one or more Optional Deferral Periods, holders of the debentures will generally be required to include amounts in income for U.S. federal income tax purposes during such period, regardless of their method of accounting for U.S. federal income tax purposes.

If holders of the debentures sell their debentures before the record date for the payment of interest at the end of an Optional Deferral Period, they will not receive such interest. Instead, the accrued interest will be paid to the holder of record on the record date regardless of who the holder of record may have been on any other date during the Optional Deferral Period. Moreover, amounts that holders were required to include in income in respect of the debentures during the Optional Deferral Period will be added to such holders’ adjusted tax basis in the debentures, but may not be reflected in the amount that such holder realizes on the sale. To the extent the amount realized on a sale is less than the holder’s adjusted tax basis, the holder will generally recognize a capital loss for U.S. federal income tax purposes. The deductibility of capital losses is subject to limitations. See “U.S. Federal Income Tax Considerations—U.S. Holders—Disposition of the Debentures.”

Rating agencies may change their practices for rating the debentures, which change may affect the market price of the debentures. In addition, we may redeem the debentures if a rating agency amends, clarifies or changes the criteria used to assign equity credit for securities similar to the debentures.

The rating agencies that currently publish a rating for us, including Moody’s Investors Service, Inc. and Standard & Poor’s Global Ratings, a division of Standard & Poor’s Financial Services LLC, each of which is expected to initially publish a rating of the debentures, may, from time to time in the future, change the way they analyze securities with features similar to the debentures. This may include, for example, changes to the relationship between ratings assigned to an issuer’s senior securities and ratings assigned to securities with features similar to the debentures. If the rating agencies change their practices for rating these types of securities in the future, and the ratings of the debentures are subsequently lowered, that could have a negative impact on the trading price of the debentures. In addition, we may redeem the debentures at our option, in whole but not in part, within 90 days of a rating agency amending, clarifying or changing the criteria used to assign equity credit for securities such as the debentures, which amendment, clarification or change results in (a) the shortening of the length of time the debentures are assigned a particular level of equity credit by that rating agency as compared to the length of time they would have been assigned that level of equity credit by that rating agency or its predecessor on the initial issuance of the debentures; or (b) the lowering of the equity credit (including up to a lesser amount) assigned to the debentures by that rating agency compared to the equity credit assigned by that rating agency or its predecessor on the initial issuance of the debentures. See “Description of the Debentures—Optional redemption of the debentures.”

The debentures may be redeemed prior to maturity, and you may not be able to reinvest the proceeds at the same or a higher rate.

We may redeem the debentures at our option, in whole at any time or in part, on or after October 23, 2027 (the date that is ten years after the original issuance of the debentures). In addition, we may redeem the debentures in whole, but not in part, if certain changes in tax laws, regulations or interpretations occur. In each of these two cases, the redemption price will be 100% of the principal amount of such debentures being redeemed plus accrued and unpaid interest. We may also redeem the debentures at our option, in whole but not in part, within 90 days of a rating agency event, as defined under “Description of the Debentures—Optional redemption of the debentures.” In this event, the redemption price will be equal to their principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption. See “Description of the Debentures—Optional redemption of the debentures.” If we exercise any of these rights, you may not be able to reinvest the money you receive upon a redemption at a rate that is equal to or higher than the rate of return on the debentures.

An active trading market for the debentures may not develop.

The debentures constitute a new issue of securities for which there is no existing market. We do not intend to apply for the listing of the debentures on any securities exchange. We cannot provide you with any assurance regarding whether a trading market for the debentures will develop, the ability of holders of the debentures to sell their debentures or the prices at which holders may be able to sell their debentures. Future trading prices of the debentures will depend on many factors including, among other things, prevailing interest rates, our operating results and the market for similar securities. Generally, the liquidity of, and trading market for, the debentures may also be materially and adversely affected by declines in the market for similar debt securities. Such a decline may materially and adversely affect such liquidity and trading independent of our financial performance and prospects.

An investment in the debentures by a purchaser whose home currency is not yen entails significant risks.

All payments of interest on and the principal of the debentures and any redemption price for the debentures will be made in yen. An investment in the debentures by a purchaser whose home currency is not yen entails significant risks. These risks include the possibility of significant changes in rates of exchange between the holder’s home currency and yen and the possibility of the imposition or subsequent modification of foreign exchange controls.

These risks generally depend on factors over which we have no control, such as economic, financial and political events and the supply of and demand for the relevant currencies. In the past,

rates of exchange between yen and certain currencies have been highly volatile, and each holder should be aware that volatility may occur in the future. Fluctuations in any particular exchange rate that have occurred in the past, however, are not necessarily indicative of fluctuations in the rate that may occur during the term of the debentures. Depreciation of yen against the holder’s home currency would result in a decrease in the effective yield of the debentures below its coupon rate and, in certain circumstances, could result in a loss to a holder.

In a lawsuit for payment on the debentures, an investor may bear currency exchange risk.

The Subordinated Debt Indenture is, and the debentures will be governed by the laws of the State of New York. Under New York law, a New York state court rendering a judgment on the debentures would be required to render the judgment in yen. However, the judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on the debentures, investors would bear currency exchange risk until a New York state court judgment is entered, which could be a long time. A Federal court sitting in New York with diversity jurisdiction over a dispute arising in connection with the debentures would apply the foregoing New York law.

In courts outside of New York, investors may not be able to obtain a judgment in a currency other than U.S. dollars. For example, judgment for money in an action based on the debentures in many other U.S. federal or state courts ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the conversion of yen into U.S. dollars would depend upon various factors, including which court renders the judgment and when the judgment is rendered.

Trading in the clearing systems is subject to minimum denomination requirements.

The terms of the debentures provide that debentures will be issued with a minimum denomination of ¥100,000,000 and multiples of ¥10,000,000 in excess thereof. It is possible that the clearing systems may process trades which could result in amounts being held in denominations smaller than the minimum denominations. If definitive debentures are required to be issued in relation to such debentures in accordance with the provisions of the relevant global debentures, a holder who does not have the minimum denomination or any integral multiple of ¥10,000,000 in excess thereof in its account with the relevant clearing system at the relevant time may not receive all of its entitlement in the form of definitive debentures unless and until such time as its holding satisfies the minimum denomination requirement.

CURRENCY CONVERSION

As of October 13, 2017, the yen/U.S. $ exchange rate was ¥1.00 = U.S.$0.00893, as announced by the U.S. Federal Reserve Board.

Investors will be subject to foreign exchange risks as to payments of principal and interest that may have important economic and tax consequences to them. See “Risk Factors.”

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately ¥59,552,015,000 after deducting underwriting discounts and estimated offering expenses. We intend to use the net proceeds from this offering to fund all or a portion of the redemption price of our 5.50% Subordinated Debentures due 2052, of which $500,000,000 principal amount are outstanding. We intend to use proceeds in excess of such redemption price, if any, for general corporate purposes.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our consolidated capitalization as of June 30, 2017 on an actual basis and as adjusted to give effect to the offering of the debentures and the planned use of proceeds. See “Use of Proceeds”.

You should read the information in this table together with our consolidated financial statements and the related notes in our Quarterly Report on Form 10-Q for the period ended June 30, 2017, which is incorporated herein by reference.

	As of June 30, 2017 (Unaudited)
	Actual	As adjusted
	(In millions)
Cash and Cash Equivalents	$4,264	$4,296	(1)(2)

Short-term Debt	—	—
Long-term Debt	5,252	5,288	(1)(2)
Total Debt	5,252	5,288
Shareholders’ Equity
Common Stock, at Par Value	67	67
Additional Paid-in Capital	2,048	2,048
Retained Earnings	26,942	26,942
Accumulated Other Comprehensive Income
Unrealized Foreign Currency Translation Gains (Losses)	(1,580)	(1,580)
Unrealized Gains (Losses) on Investment Securities	5,173	5,173
Unrealized Gains (Losses) on Derivatives	(23)	(23)
Pension Liability Adjustment	(169)	(169)
Treasury Stock, at Average Cost	(10,955)	(10,955)
Total Shareholders’ Equity	21,503	21,503
Total Capitalization	$26,755	$26,791

(1)	This as adjusted amount includes the U.S. dollar equivalent of the aggregate principal amount of the debentures being offered hereby, converted from yen using the exchange rate of ¥1.00 = U.S.$0.00893 on October 13, 2017, as announced by the U.S. Federal Reserve Board.
(2)	This as adjusted amount assumes the redemption in full of the Company’s 5.50% Subordinated Debentures due 2052 as described under “Use of Proceeds” above, at their principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated. For the purpose of computing the below ratios, earnings consist of income from continuing operations before income taxes excluding interest expense on income tax liabilities, plus fixed charges. Fixed charges consist of interest expense, excluding interest expense on income tax liabilities, interest on investment-type contracts and such portion of rental expense as is estimated to be representative of the interest factors in the leases, all on a pre-tax basis.

	Six months ended June 30, 2017	Year ended December 31, 2016	Year ended December 31, 2015	Year ended December 31, 2014	Year ended December 31, 2013	Year ended December 31, 2012
Ratio of Earnings to Fixed Charges	13.2x	12.9x	12.2x	13.0x	14.8x	14.4x

DESCRIPTION OF THE DEBENTURES

Set forth below is a description of the specific terms of the debentures. This description supplements, and should be read together with, the description of the general terms and provisions of the securities set forth in the accompanying prospectus under the caption “Description of Debt Securities.” Any information regarding the debentures contained in this prospectus supplement that is inconsistent with information in the accompanying prospectus will apply and will supersede any inconsistent information in the accompanying prospectus. The following description does not purport to be complete and is subject to, and qualified in its entirety by reference to, the indenture, dated as of September 26, 2012, as supplemented by a second supplemental indenture, to be dated as of October 23, 2017, which we collectively refer to as the “Subordinated Debt Indenture,” between Aflac Incorporated, as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee, which we refer to as the “Trustee,” pursuant to which the debentures will be issued. All capitalized terms herein that are not defined within this prospectus supplement shall have the same meanings as defined in the Subordinated Debt Indenture. As used in this “Description of the Debentures” section, unless the context otherwise requires, references to “we,” “us,” “our” or “the Company” refer to Aflac Incorporated.

General

The debentures will be issued as subordinated debt securities under the Subordinated Debt Indenture and will be limited in aggregate principal amount to ¥60,000,000,000. The debentures will be issued only in denominations of ¥100,000,000 and integral multiples of ¥10,000,000 in excess thereof. Payments of principal of, and interest on, the debentures will be made in yen. The provisions of the Subordinated Debt Indenture pertaining to satisfaction and discharge of the indenture and unclaimed moneys will apply to the debentures.

Aflac Incorporated may, without notice to or consent of the holders of the debentures, re-open this offering and issue additional debentures of a series having the same ranking, interest rate, maturity date and other terms (except for the issue date, public offering price, and, if applicable, the initial interest payment date) as the debentures of such series being offered by this prospectus supplement. The debentures and the Subordinated Debt Indenture under which the debentures will be issued do not place any limitation on the amount of unsecured debt that may be incurred by us. Provided that such additional debentures are fungible for U.S. federal income tax purposes with any then existing debentures, any additional debentures of a series, together with the debentures of such series offered by this prospectus supplement, will constitute a single series of debt securities under the Subordinated Debt Indenture.

Subordination

The debentures are our unsecured obligations and will be expressly subordinated, to the extent and in the manner set forth in the Subordinated Debt Indenture, to the prior payment in full of all of our senior indebtedness. See “Subordination Under the Subordinated Debt Indenture” in the accompanying prospectus. As of June 30, 2017, we had approximately $4.5 billion of outstanding senior indebtedness. Senior indebtedness will not include obligations to trade creditors created or assumed by us in the ordinary course of business, which will rank pari passu with the debentures in right of payment upon liquidation. In addition, the debentures will be structurally subordinate to the indebtedness of our subsidiaries. See “Risk Factors—Risks Related to our debentures—Because the debentures will be issued by the Parent Company, which is a holding company, the debentures will be structurally subordinated to the obligations of our subsidiaries.”

Issuance in Yen; Payment on the Debentures

Initial holders will be required to pay for the debentures in yen, and all payments of principal of, the redemption price (if any), and interest and additional amounts (as defined below, if any), on the debentures, will be payable in yen.

Investors will be subject to foreign exchange risks as to payments of principal and interest that may have important economic and tax consequences to them. See “Risk Factors” in this prospectus supplement.

Maturity

The entire principal amount of the debentures will mature and become due and payable, together with any accrued and unpaid interest thereon, on October 23, 2047.

Interest

Subject to applicable law and subject to any Optional Deferral Period, as described below, the debentures will bear interest (i) at an initial rate of 2.108% per annum, payable semi-annually in arrears on April 23 and October 23 of each year, beginning on April 23, 2018, from and including the date of issuance to, but excluding, October 23, 2027, or earlier redemption and (ii) thereafter the rate of the interest of the debentures will be reset on each of October 23, 2027, October 23, 2032, October 23, 2037 and October 23, 2042 (each, a “reset date”). From and including the day immediately following each reset date to and including the next following reset date or the date of earlier redemption (each such period, a “reset interest period”), the rate of interest of the debentures (the “reset interest rate”) will be equal to the then-current JPY 5-year Swap Offered Rate (rounded up to the nearest third decimal place) plus 205 basis points, payable semi-annually in arrears on April 23 and October 23 of each year, beginning on April 23, 2028, each of which we refer to as an interest payment date. We have appointed The Bank of New York Mellon, London Branch, as the calculation agent for purposes of determining JPY 5-year Swap Offered Rate for each reset interest period.

Interest payments will include accrued interest from, and including, the original issue date, or, if interest has already been paid, from the last date in respect of which interest has been paid or duly provided for to, but excluding, the next succeeding interest payment date, the maturity date or the redemption date, as the case may be. The amount of interest payable for any interest payment period will be computed on the basis of a 360-day year comprised of twelve 30-day months. In the event that any date on which interest is payable on the debentures is not a business day, then payment of the interest payable on such date will be made on the next succeeding day that is a business day (and without any interest or other payment in respect of any such delay), except that, if such next succeeding business day is in the next succeeding calendar year, such payment will be made on the immediately preceding business day, in each case with the same force and effect as if such payment was made on the date such payment was originally payable.

Interest not paid on any payment date will accrue and compound semi-annually at a rate per year equal to the rate of interest on the debentures until paid. References to “interest” include interest accruing on the debentures, interest on deferred interest payments and other unpaid amounts and compounded interest, as applicable.

Option to defer interest payments

So long as no event of default with respect to the debentures has occurred and is continuing, we may, on one or more occasions, defer interest payments on the debentures for one or more Optional

Deferral Periods of up to five consecutive years without giving rise to an event of default under the terms of the debentures. A deferral of interest payments cannot extend, however, beyond the maturity date or the earlier acceleration or redemption of the debentures. During an Optional Deferral Period, interest will continue to accrue on the debentures, and deferred interest payments will accrue additional interest at the then applicable interest rate on the debentures, compounded semi-annually as of each interest payment date to the extent permitted by applicable law. No interest otherwise due during an Optional Deferral Period will be due and payable on the debentures until the end of such Optional Deferral Period except upon an acceleration or redemption of the debentures during such deferral period.

At the end of five years following the commencement of an Optional Deferral Period, we must pay all accrued and unpaid deferred interest, including compounded interest, and our failure to pay all accrued and unpaid deferred interest, including compounded interest, for a period of 30 days after the conclusion of such five-year period will result in an event of default giving rise to a right of acceleration. If, at the end of any Optional Deferral Period, we have paid all deferred interest due on the debentures, including compounded interest, we can again defer interest payments on the debentures as described above.

We will provide to the Trustee and the holders of debentures written notice of any deferral of interest at least three and not more than 60 business days prior to the applicable interest payment date. In addition, our failure to pay interest on the debentures on any interest payment date will itself constitute the commencement of an Optional Deferral Period unless we pay such interest within five business days after any such interest payment date, whether or not we provide a notice of deferral. We have no present intention of exercising our right to defer payments of interest.

Certain limitations during a deferral period

After the commencement of an Optional Deferral Period until we have paid all accrued and unpaid interest on the debentures, we will agree not to, and not to permit any of our subsidiaries to declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of our capital stock other than:

•

purchases or acquisitions of shares of our capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors, consultants or agents or our satisfaction of our obligations under any dividend reinvestment plan;

•

purchases or acquisitions of shares of our capital stock in connection with our satisfaction of our obligations under any contract or security entered into before commencement of the Optional Deferral Period;

•

as a result of a reclassification of any series or class of our capital stock, or the exchange or conversion of one class or series of our capital stock for or into another class or series of our capital stock;

•

the purchase of fractional interests in shares of our capital stock pursuant to an acquisition or the conversion or exchange provisions of that capital stock or the security being converted or exchanged;

•	dividends or distributions of our capital stock, or rights to acquire capital stock, or repurchases or redemptions of capital stock, in each case solely from the issuance or exchange of capital stock;

•

any declaration of a dividend in connection with the implementation of a shareholder rights plan, or issuances of capital stock under any such plan in the future, or redemptions or repurchases of any rights outstanding under a shareholder rights plan; or

•

acquisitions of our capital stock in connection with acquisitions of businesses made by us (which acquisitions are made by us in connection with the satisfaction of indemnification obligations of the sellers of such businesses).

In addition, after the commencement of an Optional Deferral Period until we have paid all accrued and unpaid interest on the debentures, we will agree not to, and not to permit any of our subsidiaries to make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any of our debt securities or guarantees that rank equally with the debentures (“parity securities”) or junior to the debentures other than (i) any payment of current or deferred interest on parity securities made pro rata to the amounts due on such parity securities (including the debentures) and any payments of deferred interest on parity securities that, if not made, would cause us to breach the terms of the instrument governing such parity securities or (ii) any payment of principal on parity securities necessary to avoid a breach of the instrument governing such parity securities.

Additional Amounts

All payments of principal and interest in respect of the debentures will be made free and clear of, and without deduction or withholding for or on account of any present or future taxes, duties, assessments or other governmental charges of whatsoever nature imposed, levied, collected, withheld or assessed by the United States or any political subdivision or taxing authority of or in the United States (collectively, “Taxes”), unless such withholding or deduction is required by law (see “U.S. Federal Income Tax Considerations” below).

In the event such withholding or deduction of Taxes is required by law, subject to the limitations described below, we will pay to the holder or beneficial owner of any debenture that is a non-U.S. holder (as defined under “U.S. Federal Income Tax Considerations for Non-U.S. Holders” below) such additional amounts (“Additional Amounts”) as may be necessary in order that every net payment by us or any paying agent of principal of or interest on the debentures (including upon redemption), after deduction or withholding for or on account of such Taxes, will not be less than the amount provided for in such debenture to be then due and payable before deduction or withholding for or on account of such Taxes.

However, our obligation to pay Additional Amounts shall not apply to:

(a)	any Taxes which would not have been so imposed, withheld or deducted but for:

(1)	the existence of any present or former connection between such holder or beneficial owner (or between a fiduciary, settlor, beneficiary, member or shareholder or other equity owner of, or a person having a power over, such holder or beneficial owner, if such holder or beneficial owner is an estate, a trust, a limited liability company, a partnership, a corporation or other entity) and the United States, including, without limitation, such holder or beneficial owner (or such fiduciary, settlor, beneficiary, member, shareholder or other equity owner or person having such a power) being or having been a citizen or resident or treated as a resident of the United States or being or having been engaged in a trade or business in the United States or being or having been present in the United States or having or having had a permanent establishment in the United States;

(2)

the failure of such holder or beneficial owner to comply with any applicable certification, information, documentation or other reporting requirement concerning the nationality, residence, identity or connection with the United States of such holder or beneficial owner or otherwise to establish entitlement to a partial or complete exemption from such Taxes (including, but not limited to, the requirement to provide

Internal Revenue Service Form W-8BEN, Form W-8BEN-E, Form W-8ECI, or any subsequent versions thereof or successor thereto, and including, without limitation, any documentation requirement under an applicable income tax treaty); or

(3)	such holder’s or beneficial owner’s present or former status as a personal holding company, foreign personal holding company, controlled foreign corporation, passive foreign investment company or foreign tax exempt organization with respect to the United States or as a corporation that accumulates earnings to avoid United States federal income tax;

(b)	any Taxes imposed, withheld or deducted by reason of the holder or beneficial owner:

(1)	owning or having owned, directly or indirectly, actually or constructively, 10% or more of the total combined voting power of all classes of our stock,

(2)	being a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code (as defined in “Taxation—United States Federal Tax Considerations” below), or

(3)	being a controlled foreign corporation with respect to the United States that is related to us by stock ownership;

(c)	any Taxes which would not have been so imposed, withheld or deducted but for the presentation by the holder or beneficial owner of such debenture for payment on a date more than 10 days after the date on which such payment became due and payable or the date on which payment of the debenture is duly provided for and notice is given to holders, whichever occurs later, except to the extent that the holder or beneficial owner would have been entitled to such additional amounts on presenting such debenture on any date during such 10-day period;

(d)	any estate, inheritance, gift, sales, transfer, capital gains, personal property, excise, wealth, interest equalization or similar Taxes;

(e)	any Taxes which are payable otherwise than by withholding from any payment of principal of or interest on such debenture;

(f)	any Taxes which are payable by a holder that is not the beneficial owner of the debenture, or a portion of the debenture, or that is a fiduciary, partnership, limited liability company or other similar entity, but only to the extent that a beneficial owner, a beneficiary or settlor with respect to such fiduciary or member of such partnership, limited liability company or similar entity would not have been entitled to the payment of an additional amount had such beneficial owner, settlor, beneficiary or member received directly its beneficial or distributive share of the payment;

(g)	any Taxes required to be withheld by any paying agent from any payment of principal of or interest on any debenture, if such payment can be made without such withholding by any other paying agent;

(h)	any Taxes that would not have been imposed, withheld or deducted but for a change in any law, treaty, regulation, or administrative or judicial interpretation that becomes effective after the applicable payment becomes due or is duly provided for, whichever occurs later, to the extent such change in law, treaty, regulation or administrative interpretation would apply retroactively to such payment;

(i)	any Taxes imposed, withheld or deducted under Sections 1471 through 1474 of the Internal Revenue Code (or any amended or successor provisions that are substantively comparable)
and any current or future regulations or official interpretations thereof (the Foreign Account Tax Compliance Act or “FATCA”), any agreement (including any intergovernmental agreement) entered into in connection therewith, or any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA or an intergovernmental agreement in respect of FATCA; or

(j)	any combination of items (a), (b), (c), (d), (e), (f), (g), (h) and (i). For purposes of this section, the acquisition, ownership, enforcement or holding of or the receipt of any payment with respect to a debenture will not constitute a connection (1) between the holder or beneficial owner and the United States or (2) between a fiduciary, settlor, beneficiary, member or shareholder or other equity owner of, or a person having a power over, such holder or beneficial owner if such holder or beneficial owner is an estate, a trust, a limited liability company, a partnership, a corporation or other entity and the United States.

Any reference in this prospectus supplement and the accompanying prospectus, in the indenture or in the debentures to principal or interest shall be deemed to refer also to Additional Amounts which may be payable under the provisions of this section.

Except as specifically provided in the debentures, we will not be required to make any payment with respect to any tax, duty, assessment or other governmental charge imposed by any government or any political subdivision or taxing authority of or in any government or political subdivision.

Optional redemption of the debentures

We may elect to redeem the debentures:

•

in whole or in part, on any interest payment date, on or after October 23, 2027, at a redemption price equal to their principal amount plus accrued and unpaid interest to, but excluding, the date of redemption;

•

in whole, but not in part, at any time, within 90 days of the occurrence of a “tax event” (as defined in “Description of the Debentures—Optional redemption of the debentures”) at a redemption price equal to their principal amount plus accrued and unpaid interest to, but excluding, the date of redemption; or

•

in whole, but not in part, at any time, within 90 days of the occurrence of a “rating agency event,” at a redemption price equal to their principal amount plus accrued and unpaid interest to, but excluding, the date of redemption.

“Tax event” means that we will have received an opinion of counsel, rendered by a law firm of nationally recognized standing that is experienced in such matters, stating that, as a result of any:

•

amendment to, or change in (including any promulgation, enactment, execution or modification of) the laws (or any regulations under those laws) of the United States or any political subdivision thereof or therein affecting taxation;

•

official administrative pronouncement (including a private letter ruling, technical advice memorandum or similar pronouncement) or judicial decision or administrative action or other official pronouncement interpreting or applying the laws or regulations enumerated in the preceding bullet point, by any court, governmental agency or regulatory authority; or

•	threatened challenge asserted in connection with an audit of us or any of our subsidiaries,

which amendment or change is enacted or effective or which pronouncement or decision is announced or which challenge is asserted against us or becomes publicly known on or after the original issue date of the debentures, there is more than an insubstantial increase in the risk that interest accruable or payable by us on the debentures is not, or will not be, deductible by us in whole or in part, for U.S. federal income tax purposes.

“Rating agency event” means that any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that then publishes a rating for us (a “rating agency”) amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the debentures, which amendment, clarification or change results in (a) the shortening of the length of time the debentures are assigned a particular level of equity credit by that rating agency as compared to the length of time they would have been assigned that level of equity credit by that rating agency or its predecessor on the initial issuance of the debentures; or (b) the lowering of the equity credit (including up to a lesser amount) assigned to the debentures by that rating agency compared to the equity credit assigned by that rating agency or its predecessor on the initial issuance of the debentures. The Trustee will not be responsible for monitoring whether or not a rating agency event has occurred.

“JPY 5-year Swap Offered Rate” means (i) the offered rate for Japanese yen swaps with a term of five (5) years which appears on the Bloomberg Page GDCO 157 1 (as defined below) at 10:00 a.m. (Tokyo time) on the Interest Rate Determination Date (as defined below), (ii) if the rate specified in (i) above does not appear or Bloomberg Page GDCO 157 1 is unavailable at 10:00 a.m. (Tokyo time) on the Interest Rate Determination Date, the ask rate for Japanese yen swaps with a term of five (5) years which appears on the “Quote Recap” page of Bloomberg Page JYSW5 TTFX Curncy QR (as defined below) at 10:00 a.m. (Tokyo time) on the Interest Rate Determination Date, or (iii) if neither the rates specified in (i) nor (ii) above appear or if neither Bloomberg Page GDCO 157 1 nor Bloomberg Page JYSW5 TTFX Curncy QR is available at 10:00 a.m. (Tokyo time) on the Interest Rate Determination Date, the ask rate for Japanese yen swaps with a term of five (5) years which appears on the “Quote Recap” page of Bloomberg Page JYSW5 TTFX Curncy QR immediately before 10:00 a.m. (Tokyo time) on the Interest Rate Determination Date; provided that such rate shall be the ask rate for Japanese yen swaps with a term of five (5) years on the Interest Rate Determination Date (Tokyo time).

“Bloomberg Page GDCO 157 1” means the page GDCO 157 1 displayed on Bloomberg (or any successor service) which page displays offered rates for Japanese yen swaps in the Tokyo interbank market (or any successor page thereto).

“Bloomberg Page JYSW5 TTFX Curncy QR” means the page JYSW5 TTFX Curncy QR displayed on Bloomberg (or any successor service) which page displays quote recap for Japanese yen swaps in the Tokyo interbank market (or any successor page thereto).

“Interest Rate Determination Date” means, in respect of each reset interest period, the day which is two (2) Business Days prior to the reset date immediately prior to the first day of such reset interest period.

At approximately 10:00 a.m. (Tokyo time) on the Interest Rate Determination Date, the Calculation Agent (as defined below) will ascertain in respect of the relevant reset interest period the JPY 5-year Swap Offered Rate.

“Business Day” means a day which is a day on which banks are open for business in The City of New York, The City of London and The City of Tokyo.

“Calculation Agent” means The Bank of New York Mellon, London Branch, or any other successor appointed by us, acting as calculation agent.

The determination of JPY 5-year Swap Offered Rate for each applicable reset interest period by the Calculation Agent will (in the absence of manifest error) be final and binding. The Calculation Agent’s calculation of the amount of any interest payable after the first Interest Rate Determination Date will be maintained on file at the Calculation Agent’s principal offices.

If less than all of the debentures are to be redeemed, the principal amount of such debentures held by each beneficial owner of such debentures to be redeemed will be selected in accordance with the procedures of the applicable clearing house. If the debentures are in certificated form, the Trustee will select the debentures to be redeemed by lot.

On and after the date of redemption, interest will cease to accrue on the debentures or any portion of the debentures called for redemption, unless we default in the payment of the redemption amount.

Transfer

No service charge will be made for any registration of transfer or exchange of debentures, but payment will be required of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

Certain covenants

The Subordinated Debt Indenture does not contain any provisions that will restrict the Company from incurring, assuming or becoming liable with respect to any indebtedness, including senior indebtedness, or other obligations, whether secured or unsecured, or, other than during an Optional Deferral Period, as described above, from paying dividends or making other distributions on its capital stock or purchasing or redeeming its capital stock. The Subordinated Debt Indenture does not contain any financial ratios or specified levels of net worth or liquidity to which the Company must adhere. In addition, the Subordinated Debt Indenture does not contain any provision that would require that the Company repurchase or redeem or otherwise modify the terms of any of the debentures upon a change in control or other events involving the Company which may adversely affect the creditworthiness of the debentures.

The Company is not required pursuant to the Subordinated Debt Indenture to repurchase the debentures, in whole or in part, with the proceeds of any sale, transfer or other disposition of any shares of capital stock of any restricted subsidiary (or of any subsidiary having any direct or indirect control of any restricted subsidiary). Further, the Subordinated Debt Indenture does not provide for any restrictions on the Company’s use of such proceeds.

For a discussion of the covenants contained in the Subordinated Debt Indenture, including those imposing limitations on dispositions of stock of restricted subsidiaries, see “Description of Debt Securities—Covenants Applicable to the Debt Securities” in the accompanying prospectus.

Events of Default

This “Events of Default” section supplements and supersedes the corresponding “Events of Default” section in the accompanying prospectus under the heading “Description of Debt Securities.” The following events will constitute an event of default under the Subordinated Debt Indenture:

•	a default in payment of principal or any premium when due;

•

a default for 30 days in payment of any interest; provided, however, the date on which such interest payment is due and payable shall be the date on which the Company must make payment following any Optional Deferral Period; or

•	certain events of insolvency, bankruptcy, receivership, liquidation, dissolution, reorganization, or similar proceeding in respect of us.

If an event of default with respect to the outstanding debentures shall occur and be continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding debentures may declare, by notice as provided in the Subordinated Debt Indenture, the principal amount (or such lesser amount as may be provided for in the debentures) of all the debentures to be due and payable immediately; provided that, in the case of an event of default involving certain events of bankruptcy, insolvency or reorganization, acceleration is automatic; and, provided further, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debentures may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the nonpayment of accelerated principal, have been cured or waived. In case of any default that is not an event of default, there is no right to declare the principal amount of and accrued but unpaid interest on the debentures immediately payable.

The Subordinated Debt Indenture entitles the Trustee to obtain assurances of indemnity or security satisfactory to it by the holders of the debentures for any actions taken by the Trustee at the request of the holders of the debentures. The right of the Trustee to obtain assurances of indemnity or security is subject to the Trustee carrying out its duties with a level of care or standard of care that is generally acceptable and reasonable under the circumstances. An indemnity or indemnification is an undertaking by one party to reimburse another upon the occurrence of an anticipated loss.

Subject to the right of the Trustee to indemnification as described above and except as otherwise described in the Subordinated Debt Indenture, the Subordinated Debt Indenture provides that the holders of a majority of the aggregate principal amount of the affected outstanding debentures of each series, treated as one class, may direct the time, method and place of any proceeding to exercise any right or power conferred in the Subordinated Debt Indenture or for any remedy available to the Trustee.

The Subordinated Debt Indenture provides that no holders of debentures may institute any action against us, except for actions for payment of overdue principal, any premium or interest, unless:

•	such holder previously gave written notice of the continuing default to the Trustee;

•

the holders of at least 25% in principal amount of the outstanding debentures of each affected series, treated as one class, asked the Trustee to institute the action and offered indemnity to the Trustee for doing so;

•	the Trustee did not institute the action within 60 days of the request; and

•	the holders of a majority in principal amount of the outstanding debt securities of each affected series, treated as one class, did not direct the Trustee to refrain from instituting the action.

Under the Subordinated Debt Indenture, we will file annually with the Trustee a certificate either stating that no default exists or specifying any default that does exist.

Agreement by holders to treat debentures as indebtedness for tax purposes

Each holder of the debentures will, by accepting the debentures or a beneficial interest therein, be deemed to have agreed that the holder intends that the debentures constitute indebtedness and will treat the debentures as indebtedness for all U.S. federal, state and local tax purposes.

Notices

The trustee will transmit notices, to each registered holder’s last known address as it appears in the security register that the trustee maintains. The trustee will only transmit these notices to the registered holder of the debentures, unless we reissue the debentures to you or your nominees in fully certificated form.

Prescription

Under New York’s statute of limitations, any legal action to enforce our payment obligations evidenced by the debentures must be commenced within six years after the payment thereof is due; thereafter our payment obligations will generally become unenforceable.

Book-Entry and Settlement

We have obtained the information in this section concerning Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank S.A./N.V. (“Euroclear”) and their book-entry systems and procedures from sources that we believe to be reliable. We take no responsibility for an accurate portrayal of this information. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of Clearstream and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.

The debentures will initially be represented by one or more fully registered global debentures. Each such global debenture will be deposited with, or on behalf of, a common depositary, and registered in the name of the nominee of the common depositary for the accounts of Clearstream and Euroclear. You may hold your interests in the global debentures through Clearstream or Euroclear, either as a participant in such systems or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests in the global debentures on behalf of their respective participating organizations or customers through customers’ securities accounts in Clearstream’s or Euroclear’s names on the books of their respective depositaries. Book-entry interests in the debentures and all transfers relating to the debentures will be reflected in the book-entry records of Clearstream and Euroclear.

The distribution of the debentures will be cleared through Clearstream and Euroclear. Any secondary market trading of book-entry interests in the debentures will take place through Clearstream and Euroclear participants and will settle in same-day funds. Owners of book-entry interests in the debentures will receive payments relating to their debentures in yen.

Clearstream and Euroclear have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates. Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market.

The policies of Clearstream and Euroclear will govern payments, transfers, exchange and other matters relating to the investor’s interest in securities held by them. We have no responsibility for any aspect of the records kept by Clearstream or Euroclear or any of their direct or indirect participants. We also do not supervise these systems in any way.

Clearstream and Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform or continue to perform these procedures and may modify them or discontinue them at any time.

Except as provided below, owners of beneficial interests in the debentures will not be entitled to have the debentures registered in their names, will not receive or be entitled to receive physical delivery of the debentures in definitive form and will not be considered the owners or holders of the debentures under the indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each person owning a beneficial interest in a debenture must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of debentures.

The description of the clearing systems in this section reflects our understanding of the rules and procedures of Clearstream and Euroclear as they are currently in effect. These systems could change their rules and procedures at any time. We have obtained the information in this section concerning Clearstream and Euroclear and their book-entry systems and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

Clearstream

Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depository. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thus eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in a number of countries.

Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Clearstream customer either directly or indirectly.

Distributions with respect to interests in the debentures held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream, Luxembourg.

The Euroclear System

Euroclear has advised us that the Euroclear System was created in 1968 to hold securities for participants in the Euroclear System and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thus eliminating the need for physical movement of certificates and risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in many currencies, including United States dollars. The Euroclear System provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries.

The Euroclear System is operated by Euroclear, under contract with Euroclear Clearance System, S.C., a Belgian cooperative corporation. Euroclear conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with Euroclear, not the cooperative. The cooperative establishes policy for the Euroclear System on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System and applicable Belgian law govern securities clearance accounts and cash accounts with Euroclear. Specifically, these terms and conditions govern:

•	transfers of securities and cash within the Euroclear System;

•	withdrawal of securities and cash from the Euroclear System; and

•	receipts of payments with respect to securities in the Euroclear System.

All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. Euroclear acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding securities through Euroclear participants.

Euroclear further advises that investors that acquire, hold and transfer interests in the debentures by book-entry through accounts with Euroclear or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the debentures.

Euroclear advises that under Belgian law, investors that are credited with securities on the records of Euroclear have a co-property right in the fungible pool of interests in securities on deposit with Euroclear in an amount equal to the amount of interests in securities credited to their accounts. In the event of the insolvency of Euroclear, Euroclear participants would have a right under Belgian law to the return of the amount and type of interests in securities credited to their accounts with Euroclear. If Euroclear did not have a sufficient amount of interests in securities on deposit of a particular type to cover the claims of all Euroclear participants credited with such interests in securities on Euroclear’s records, all Euroclear participants having an amount of interests in securities of such type credited to their accounts with Euroclear would have the right under Belgian law to the return of their pro rata share of the amount of interest in securities actually on deposit.

Under Belgian law, Euroclear is required to pass on the benefits of ownership in any interests in securities on deposit with it, such as dividends, voting rights and other entitlements, to any person credited with such interests in securities on its records.

Clearance and Settlement Procedures

We understand that investors that hold their debentures through Clearstream or Euroclear accounts will follow the settlement procedures that are applicable to conventional bonds in registered form. It is intended that debentures will be credited to the securities custody accounts of Clearstream and Euroclear holders on the settlement date on a delivery against payment basis. None of the debentures may be held through, no trades of the debentures will be settled through, and no payments with respect to the debentures will be made through, The Depository Trust Company in the United States of America.

We understand that secondary market trading between Clearstream and/or Euroclear participants will occur in the ordinary way following the applicable rules and operating procedures of Clearstream and Euroclear. Secondary market trading will be settled using procedures applicable to conventional bonds in registered form.

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the debentures through Clearstream and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States. U.S. investors who wish to transfer their interests in the debentures, or to make or receive a payment or delivery of the debentures, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream or Euroclear is used.

Clearstream or Euroclear will credit payments to the cash accounts of Clearstream customers or Euroclear participants in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Clearstream or Euroclear, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Clearstream customer or Euroclear participant only in accordance with its relevant rules and procedures.

Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the debentures among participants of Clearstream and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

Transfer

No service charge will be made for any registration of transfer or exchange of debentures, but payment will be required of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

About the trustee

The Bank of New York Mellon Trust Company, N.A. is the Trustee. Subject to the provisions of the Trust Indenture Act of 1939, as amended, the Trustee is under no obligation to exercise any of its powers vested in it by the Subordinated Debt Indenture at the request of any holder of the debentures unless the holder offers the Trustee indemnity or security satisfactory to it against the costs, expenses and liabilities which might result. The Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in performing its duties if the Trustee reasonably believes that it is not reasonably assured of repayment or adequate indemnity. We have entered, and from time to time may continue to enter, into banking or other relationships with The Bank of New York Mellon Trust Company, N.A. or its affiliates.

Applicable law

The debentures and the Subordinated Debt Indenture will be governed by, and construed in accordance with, the laws of the State of New York.

Payment and paying agent

We will pay principal of, and any premium, interest and additional amounts on the debentures at the office of the paying agent designated by us, except that we may pay interest by check mailed to the registered holder or by wire transfer if the registered holder requests in writing to the Trustee at least 15 days prior to the date for payment.

All moneys we pay to a paying agent of the Trustee for the payment of principal of, or any premium, interest or additional amounts on, a debenture which remains unclaimed at the end of two years will be repaid to us, and the holder of the debenture may then look only to us for payment.

The Bank of New York Mellon, London Branch will act as paying agent for the debentures.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of U.S. federal income tax considerations generally applicable to the ownership and disposition of the debentures by an initial holder of the debentures that acquires the debentures pursuant to this offering at the initial sale price set forth on the cover of this prospectus supplement and holds the debentures as “capital assets” (generally, property held for investment purposes) for U.S. federal income tax purposes. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder (the “Treasury Regulations”), judicial decisions and current administrative rulings and practice, all as in effect and available as of the date hereof and all of which are subject to differing interpretations or change, possibly with retroactive effect. No ruling from the Internal Revenue Service (“IRS”) has been or will be sought on any of the issues discussed herein, and there can be no assurance that the IRS or a court will concur with the conclusions reached below.

This discussion does not address all aspects of U.S. federal income taxation that may be applicable to holders in light of their particular circumstances, or to holders subject to special treatment under U.S. federal income tax law, such as broker-dealers, banks or other financial institutions, insurance companies, tax-exempt entities (including private foundations) or qualified retirement plans, entities or arrangements that are treated as partnerships for U.S. federal income tax purposes and their partners, dealers in securities or currencies, certain U.S. expatriates, “U.S. holders” (as defined below) whose functional currency is not the U.S. dollar, holders subject to the alternative minimum tax, passive foreign investment companies, persons deemed to sell the debentures under the constructive sale provisions of the Code and persons that hold the debentures as part of a straddle, hedge, conversion transaction or other integrated transaction for U.S. federal income tax purposes. Furthermore, this discussion does not address any other U.S. federal tax consequences (e.g., estate or gift tax or the Medicare tax on net investment income) or any state, local or non-U.S. tax laws. This discussion is not intended to constitute a complete analysis of all tax consequences of the ownership and disposition of the debentures. Prospective investors are urged to consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax consequences applicable to them in their particular circumstances.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of a debenture that, for U.S. federal income tax purposes, is (1) a citizen or an individual who is a resident of the United States; (2) a corporation or other entity treated as a corporation for U.S. federal income tax purposes that is created in, or organized under the laws of, the United States, any state thereof, any political subdivision thereof, or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust if (a) a court within the United States is able to exercise primary control over its administration and one or more U.S. persons, within the meaning of Section 7701(a)(30) of the Code, have the authority to control all substantial decisions of such trust, or (b) the trust has made an election under the applicable Treasury Regulations to be treated as a U.S. person under the Code. A “non-U.S. holder” is a beneficial owner of a debenture (other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) beneficially owns the debentures, the U.S. federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partners and partnerships are urged to consult their own tax advisors as to the particular U.S. federal income tax consequences applicable to them.

Classification of the Debentures

The determination of whether a security should be classified as indebtedness or equity for U.S. federal income tax purposes requires a judgment based on all relevant facts and circumstances. There is no statutory, judicial or administrative authority that directly addresses the U.S. federal income tax treatment of securities similar to the debentures. In connection with the issuance of the debentures, Skadden, Arps, Slate, Meagher & Flom LLP, tax counsel to the Company, will render its opinion generally to the effect that under then current law and assuming full compliance with the terms of the Subordinated Debt Indenture and other relevant documents, and based on the facts and assumptions contained in such opinion, the debentures will be classified for U.S. federal income tax purposes as indebtedness of the Company. This opinion is not binding on the IRS or any court and there can be no assurance that the IRS or a court will agree with this opinion.

Each holder of the debentures will, by accepting the debentures or a beneficial interest therein, be deemed to have agreed that the holder intends that the debentures constitute indebtedness and will treat the debentures as indebtedness for all U.S. federal, state and local tax purposes. In addition, the Company intends to treat the debentures as indebtedness for U.S. federal income tax purposes. The remainder of this discussion assumes that the classification of the debentures as indebtedness will be respected for U.S. federal income tax purposes.

U.S. Holders

Original Issue Discount

Under applicable Treasury Regulations, a “remote” contingency that stated interest will not be timely paid will be ignored in determining whether a debt instrument is issued with original issue discount (“OID”). The Company believes that the likelihood of it exercising its option to defer payments is remote within the meaning of the regulations. Based on the foregoing, the Company believes that, although the matter is not free from doubt, the debentures will not be considered to be issued with OID at the time of their original issuance.

In addition, based on the interest rate characteristics of the debentures, we intend to treat the debentures as “variable rate debt instruments” (“VRDIs”) for U.S. federal income tax purposes and this discussion assumes such characterization to be correct. Accordingly, each U.S. holder of debentures should include in gross income such U.S. holder’s allocable share of interest on the debentures in accordance with such U.S. holder’s method of tax accounting (as discussed below under “—Interest Income”).

Under the applicable Treasury Regulations, if the option to defer any payment of interest were determined not to be remote, or if the Company exercised such option, the debentures would be treated as issued with OID at the time of issuance or at the time of such exercise, as the case may be. In such event, all stated interest on the debentures would thereafter be treated as OID, which would accrue and be included in a U.S. holder’s taxable income in accordance with VRDI rules without regard to the timing of the receipt of cash and, regardless of such U.S. holder’s method of tax accounting. Actual payments of stated interest would not be reported as taxable income. Consequently, a U.S. holder of debentures would be required to include OID in gross income even though the Company would not make any actual cash payments during an Optional Deferral Period.

No rulings or other interpretations have been issued by the IRS which have addressed the meaning of the term remote as used in the applicable Treasury Regulations, and it is possible that the IRS could take a position contrary to the interpretation in this prospectus supplement.

Interest Income

A U.S. holder that uses the cash method of tax accounting will be required to include in income the U.S. dollar value of the yen-denominated interest payment on a debenture based on the spot rate of exchange on the date of receipt. No foreign currency exchange gain or loss will be recognized with respect to the receipt of such payment (other than foreign currency exchange gain or loss realized on the disposition of the yen so received, see “—Transactions in Yen,” below).

A U.S. holder that uses the accrual method of tax accounting will accrue interest income on a debenture in yen and translate the amount accrued into U.S. dollars based on:

•	the average exchange rate in effect during the interest accrual period, or portion thereof, within such U.S. holder’s taxable year; or

•

at such U.S. holder’s election, the spot rate of exchange on (1) the last day of the accrual period, or the last day of the taxable year within such accrual period if the accrual period spans more than one taxable year, or (2) the date of receipt, if such date is within five business days of the last day of the accrual period. Such election must be applied consistently by the U.S. holder to all debt instruments from year to year and can be changed only with the consent of the IRS.

A U.S. holder that uses the accrual method of tax accounting will recognize foreign currency exchange gain or loss on the receipt of an interest payment equal to the difference between (i) the value of the yen received as interest, as translated into U.S. dollars using the spot rate of exchange on the date of receipt and (ii) the U.S. dollar amount previously included in income with respect to such payment. Such foreign currency exchange gain or loss will be treated as ordinary income or loss but will generally not be treated as an adjustment to interest income received on the debentures.

Disposition of the Debentures

Upon the sale, exchange, retirement at maturity, redemption or other taxable disposition of a debenture (collectively, a “Disposition”), except as noted below with respect to foreign currency exchange gain or loss, a U.S. holder will generally recognize capital gain or loss equal to the difference between the amount realized by such U.S. holder (except to the extent such amount is attributable to accrued but unpaid interest, which will be treated as ordinary interest income if such interest has not been previously included in income) and such U.S. holder’s adjusted tax basis in the debenture. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the debentures exceeds one year on the date of Disposition. Long-term capital gains recognized by non-corporate U.S. holders are eligible for reduced rates of taxation. The amount realized by a U.S. holder upon the Disposition of a debenture will generally be the U.S. dollar value of the yen received calculated at the spot rate of exchange on the date of Disposition. Assuming the Company does not exercise its option to defer payments of interest on the debentures, that the debentures are not deemed to be issued with OID, and subject to the discussion below, the adjusted tax basis of a debenture to a U.S. holder will generally be the U.S. dollar value of the yen purchase price calculated at the spot rate of exchange on the date of purchase. If the debentures are deemed to be issued or reissued with OID, a U.S. holder’s adjusted tax basis in the debentures will generally be the U.S. dollar value of the yen purchase price calculated at the spot rate of exchange on the date of purchase, increased by the OID previously includible in such U.S. holder’s gross income to the date of disposition and decreased by payments received on the debentures since and including the date that the debentures were deemed to be issued with OID.

If the debentures are traded on an established securities market, a U.S. holder that uses the cash method of tax accounting, and if it so elects, a U.S. holder that uses the accrual method of tax accounting, will determine the U.S. dollar values of its adjusted tax basis in the debentures and the amount realized on the Disposition of a debenture by translating yen amounts at the spot rate of exchange on the settlement date of the purchase or the Disposition, respectively. The election available to accrual basis U.S. holders discussed above must be applied consistently by the U.S. holder to all debt instruments from year to year and can be changed only with the consent of the IRS.

Should the Company exercise its option to defer payments of interest on the debentures, the debentures may trade at a price that does not fully reflect the accrued but unpaid interest. In the event of such a deferral, a U.S. holder who disposes of its debentures between record dates for payments of interest will be required to include in income as ordinary income accrued but unpaid interest on the debentures up to the date of disposition and to add such amount to its adjusted tax basis of the debentures. Subject to the discussion below, to the extent the selling price is less than the U.S. holder’s adjusted tax basis, such U.S. holder will generally recognize a capital loss. The deductibility of capital losses is subject to limitations under the Code.

Gain or loss recognized by a U.S. holder on a Disposition of a debenture will generally be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in the yen to U.S. dollar exchange rate during the period in which the U.S. holder held such debenture. Such foreign currency exchange gain or loss will equal the difference between the U.S. dollar value of the yen purchase price calculated at the spot rate of exchange on the date (1) the debenture is disposed of (or the spot rate on the settlement date, if applicable) and (2) of purchase (or the spot rate on the settlement date, if applicable). The recognition of such foreign currency exchange gain or loss will be limited to the amount of overall gain or loss realized on the Disposition of a debenture.

Transactions in Yen

Yen received as interest on, or on a Disposition of, a debenture will have a tax basis equal to their U.S. dollar value at the time such interest is received or at the time such proceeds from Disposition are received. As discussed above, if the debentures are traded on an established securities market, a cash basis U.S. holder (or an electing accrual basis U.S. holder) will determine the U.S. dollar value of the yen by translating the yen received at the spot rate of exchange on the settlement date of the purchase or the Disposition. The amount of gain or loss recognized on a sale or other disposition of such yen will be equal to the difference between (1) the amount of U.S. dollars, or the fair market value in U.S. dollars of the other property received in such sale or other disposition, and (2) the U.S. holder’s adjusted tax basis in such yen. Any such gain or loss will generally be ordinary income or loss and will not be treated as interest income or expense.

A U.S. holder that purchases a debenture with previously owned yen will generally recognize gain or loss in an amount equal to the difference, if any, between such U.S. holder’s adjusted tax basis in such yen and the U.S. dollar fair market value of such debenture on the date of purchase. The conversion of U.S. dollars to yen and the immediate use of such yen to purchase a debenture generally will not result in any exchange gain or loss for a U.S. holder.

Reportable Transaction Reporting

Under applicable Treasury Regulations, a U.S. holder who participates in “reportable transactions” (as defined in the Treasury Regulations) must attach to its U.S. federal income tax return a disclosure statement on IRS Form 8886. The Treasury Regulations could be interpreted to cover transactions generally not regarded as tax shelters, including certain foreign currency transactions. Under the relevant rules, a U.S. holder may be required to treat a foreign currency exchange loss from the debentures as a reportable transaction if this loss exceeds the relevant threshold in the Treasury Regulations. U.S. holders are urged to consult their own tax advisors to determine the tax reporting obligations, if any, including any requirement to file IRS Form 8886, with respect to the ownership or disposition of the debentures or any related transaction such as the disposition of any yen received in respect of the debentures.

Non-U.S. Holders

Interest Income

A non-U.S. holder will generally not be subject to U.S. federal income or withholding tax on payments of interest or OID on the debentures provided that (1) such interest is not effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder (and, if certain tax treaties apply, such interest is not attributable to a permanent establishment or fixed base maintained within the United States by the non-U.S. holder) and (2) the non-U.S. holder (a) does not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock, (b) is not a controlled foreign corporation related to us directly or constructively through stock ownership, and (c) certifies, under penalties of perjury, to the applicable withholding agent on IRS Form W-8BEN or W-8BEN-E (or appropriate substitute form) that it is not a U.S. person and that no withholding is required pursuant to FATCA (discussed below), and provides its name, address and certain other required information or certain other certification requirements are satisfied.

If interest on the debentures (including payments in respect of OID, if any, on the debentures) is not effectively connected with the conduct of a trade or business in the United States by a non-U.S. holder but such non-U.S. holder cannot satisfy the other requirements outlined in the preceding paragraph, interest or OID on the debentures will generally be subject to U.S. federal withholding tax (currently imposed at a 30% rate), unless the withholding tax rate is reduced or eliminated by an applicable income tax treaty, and such non-U.S. holder is a qualified resident of the treaty country and complies with certain certification requirements.

If interest on the debentures is effectively connected with the conduct of a trade or business within the United States by a non-U.S. holder and, if certain tax treaties apply, such interest is attributable to a permanent establishment or fixed base within the United States, then the non-U.S. holder will generally be subject to U.S. federal income tax on the receipt or accrual of such interest (including OID, if any) on a net income basis in the same manner as if such holder were a U.S. person and, in the case of a non-U.S. holder that is a foreign corporation, may also be subject to an additional branch profits tax (currently imposed at a rate of 30%, or a lower applicable treaty rate) on its effectively connected earnings and profits, subject to adjustments. Any such interest will not also be subject to U.S. federal withholding tax, however, if the non-U.S. holder delivers to us a properly executed IRS Form W-8ECI in order to claim an exemption from U.S. federal withholding tax.

Disposition of the Debentures

Except with respect to accrued but unpaid interest and OID, which will generally be taxed as described above under “—Interest Income,” a non-U.S. holder will generally not be subject to U.S. federal income tax (or any withholding thereof) with respect to gain, if any, recognized on the Disposition of the debentures unless (1) the gain is effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder and, if certain tax treaties apply, is attributable to a permanent establishment or fixed base of the non-U.S. holder within the United States, or (2) in the case of a non-U.S. holder that is an individual, such holder is present in the United States for 183 or more days in the taxable year in which such Disposition occurs and certain other conditions are satisfied.

Gain that is effectively connected with the conduct of a trade or business in the United States will generally be subject to U.S. federal income tax on a net income basis (but not U.S. withholding tax), in the same manner as if the non-U.S. holder were a U.S. person, and, in the case of a non-U.S. holder that is a foreign corporation, may also be subject to an additional branch profits tax (currently imposed at a rate of 30%, or a lower applicable treaty rate) on its effectively connected earnings and profits, subject to adjustments. An individual non-U.S. holder who is subject to U.S. federal income tax because the non-U.S. holder was present in the United States for 183 days or more during the year of Disposition of the debentures will be subject to a flat 30% tax on the gain derived from such Disposition, which may be offset by certain U.S. source capital losses.

Additional withholding requirements under the Foreign Account Tax Compliance Act

Withholding at a rate of 30% will generally be required in certain circumstances on interest and OID payable on and, after December 31, 2018, gross proceeds from the Disposition of the debentures held by or through certain financial institutions (including investment funds), unless such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons or by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country, or other guidance, may modify these requirements. Accordingly, the entity through which the debentures are held will affect the determination of whether such withholding is required. Similarly, interest and OID payable on and, after December 31, 2018, gross proceeds from the Disposition of the debentures held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the United States Department of the Treasury. Prospective investors are urged to consult their own tax advisors regarding the possible implications of these rules on an investment in the debentures.

UNDERWRITING

The Parent Company and the underwriters for the offering (the “underwriters”) named below have entered into an underwriting agreement with respect to the debentures. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of debentures indicated in the following table. Mizuho International plc, Morgan Stanley & Co. International plc and SMBC Nikko Securities America, Inc. are acting as representatives of the underwriters for the offering.

Underwriters	Principal amount of debentures
Mizuho International plc	¥16,200,000,000
Morgan Stanley & Co. International plc.	16,200,000,000
SMBC Nikko Securities America, Inc.	16,200,000,000
Goldman Sachs & Co. LLC	2,400,000,000
J.P. Morgan Securities LLC	2,400,000,000
Merrill Lynch International	2,400,000,000
Wells Fargo Securities, LLC	2,400,000,000
Academy Securities, Inc.	900,000,000
Drexel Hamilton, LLC	900,000,000

Total	¥60,000,000,000

Pursuant to the underwriting agreement and subject to certain terms and conditions, the underwriters are committed to take and pay for all of the debentures being offered, if any are taken.

Debentures sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any debentures sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.45% of the principal amount of the debentures. Any such securities dealers may resell any debentures purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.25% of the principal amount of the debentures. If all the debentures are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The offering of the debentures by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The debentures are new issues of securities with no established trading market, and we do not intend to list the debentures on any securities exchange or for quotation in any automated dealer quotations system. We have been advised by the underwriters that the underwriters intend to make a market in the debentures but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the debentures.

In connection with the offering of the debentures, the underwriters may purchase and sell debentures in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of debentures than they are required to purchase in the offering of the debentures. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the debentures while the offering of the debentures is in progress.

In connection with this offering, Mizuho International plc (the “stabilizing manager”) (or any person acting on behalf of any stabilizing manager(s)) may over-allot or effect transactions with a view to supporting the market price of the debentures at a level higher than that which might otherwise prevails. This stabilizing, if commenced, may be discontinued at any time. There is no assurance that the stabilizing manager (or persons acting on behalf of the stabilizing manager) will undertake any stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the debentures is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the debentures and 60 days after the date of the allotment of the debentures. Any stabilization action or over-allotment must be conducted by the stabilizing manager (or persons acting on behalf of the stabilizing manager) in accordance with all applicable laws and rules.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriter a portion of the underwriting discount received by it because the other underwriter has repurchased debentures sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the debentures. As a result, the price of the debentures may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

It is expected that delivery of the debentures will be made to investors on or about October 23, 2017, which is the fourth Tokyo business day following the date of this prospectus supplement (such settlement being referred to as “T+4”). Under the E.U. Central Securities Depositories Regulation, trades in the secondary market are required to settle in two London business days, unless the parties to any such trade expressly agree otherwise. Also, under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two New York business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade debentures earlier than the second London business day, or the second New York business day, before October 23, 2017 will be required, by virtue of the fact that the debentures initially will settle T+4, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement, and so should consult their own advisors.

The Parent Company estimates that its share of the total expenses of the offering of the debentures, excluding underwriting discounts, will be approximately $250,000.

The Parent Company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, including securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Company and for persons and entities with relationships with the Company, for which they received or will receive customary fees and expenses. An affiliate of Mizuho International plc is the administrative agent, and affiliates of a number of other underwriters are lenders, under an unsecured revolving credit facility agreement. In addition, the Company has agreements with affiliates of Mizuho International plc and SMBC Nikko Securities America, Inc. to sell the Company’s products at their Japanese bank branches.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade debt and equity securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and securities activities may involve or relate to assets, securities and/or instruments of the Company (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the debentures offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the debentures offered hereby. The underwriters and their respective affiliates may also make investment recommendations, communicate market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such assets, securities and instruments.

European Economic Area

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of debentures in any Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Directive, as implemented in that Relevant Member State, from the requirement to publish a prospectus for offers of debentures. Accordingly, any person making or intending to make an offer in that Relevant Member State of debentures which are the subject of an offering contemplated in this prospectus supplement and the accompanying prospectus may only do so in circumstances in which no obligation arises for the Parent Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive, in each case, in relation to such offer. Neither the Parent Company nor any underwriter has authorized, nor do they authorize, the making of any offer of debentures in circumstances in which an obligation arises for the Parent Company or any underwriter to publish a prospectus for such offer.

In relation to each Relevant Member State, each underwriter has represented and agreed that, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), it has not made and will not make an offer of debentures to the public in that Relevant Member State prior to the publication of a prospectus in relation to the debentures which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of debentures to the public in that Relevant Member State at any time:

(1)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(2)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives for any such offer; or

(3)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of debentures shall require the Parent Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of debentures to the public” in relation to any debentures in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the debentures to be offered so as to enable an investor to decide to purchase or subscribe the debentures, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression Prospectus Directive means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to and are only directed at: (i) persons who are outside the United Kingdom; or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”); or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The debentures are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the debentures will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement and the accompanying prospectus or any of their contents.

Each underwriter has represented and agreed that:

(1)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the debentures in circumstances in which Section 21(1) of the FSMA does not apply to the Parent Company; and

(2)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the debentures in, from or otherwise involving the United Kingdom.

Hong Kong

The debentures may not be offered or sold by means of any document other than (1) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (2) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (3) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the debentures may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to debentures which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Japan

The debentures have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 of Japan, as amended, the “FIEL”). In respect of the solicitation relating to the debentures in Japan, no securities registration statement under Article 4, Paragraph 1 of the FIEL has been filed, since this solicitation constitutes a “solicitation targeting QIIs,” as defined in Article 23-13, Paragraph 1 of the FIEL.

Any investor desiring to acquire the debentures must be aware that the debentures may not be Transferred (as defined below) to any other person unless such person is a QII.

“QII” means a qualified institutional investor as defined in the Cabinet Ordinance Concerning Definitions under Article 2 of the FIEL (Ordinance No. 14 of 1993 of the Ministry of Finance of Japan, as amended).

“Transfer” means a sale, exchange, transfer, assignment, pledge, hypothecation, encumbrance or other disposition of all or any portion of debentures, either directly or indirectly, to another person. When used as a verb, the terms “Transfer” and “Transferred” shall have correlative meanings.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the debentures may not be circulated or distributed, nor may the debentures be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (1) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (2) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the debentures are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the debentures pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor for corporations, under Section 274 of the SFA or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to Section 275(1A) or an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; or (4) pursuant to Section 276(7) of the SFA.

Canada

The debentures may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the debentures must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto)

contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

VALIDITY OF THE DEBENTURES

Certain legal matters as to Georgia law in connection with this offering of debentures will be passed upon for us by Audrey Boone Tillman, Esq., Executive Vice President and General Counsel of Aflac Incorporated, and certain legal matters as to New York law in connection with this offering of debentures will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain partners of Skadden, Arps, Slate, Meagher & Flom LLP beneficially own an aggregate of less than one percent of the common stock of Aflac Incorporated. The validity of the debentures will be passed upon for the underwriters by Sullivan & Cromwell LLP, New York, New York and Sullivan & Cromwell LLP will rely as to all matters of Georgia law upon the opinion of Audrey Boone Tillman, Esq.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information about issuers who file electronically with the SEC. The address of that site is http://www.sec.gov. These reports, proxy statements and other information may also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005. General information about us, including our Annual Report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at www.aflac.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of these filings. This prospectus supplement relates to a registration statement that we have filed with the SEC relating to the securities to be offered.

This prospectus supplement does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules in accordance with the rules and regulations of the SEC and we refer you to the omitted information. The statements this prospectus supplement makes pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions and do not describe all exceptions and qualifications contained in those contracts, agreements or documents. You should read those contracts, agreements or documents for information that may be important to you. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its website.

We “incorporate by reference” into this prospectus supplement information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus supplement and later information that we file with the SEC will automatically update and supersede that information. This prospectus supplement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition.

The following documents listed below, which we have previously filed with the SEC, are incorporated by reference:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2016;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2017 and June 30, 2017;

•	our Definitive Proxy Statement pursuant to Section 14(a) of the Exchange Act, filed with the SEC on March 16, 2017; and

•

our Current Reports filed on Form 8-K on January 6, 2017, January 13, 2017, January 19, 2017, January 27, 2017, May 4, 2017 and June 8, 2017. All documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus supplement and prior to the termination of the offering of the securities shall also be deemed to be incorporated in this prospectus supplement by reference.

We will provide a copy of these filings, at no cost, upon your written or oral request to us at the following address or telephone number:

Aflac Incorporated

Office of the Secretary

1932 Wynnton Road

Columbus, Georgia 31999

(706) 323-3431

Exhibits to the filings will not be sent, unless those exhibits have been specifically incorporated by reference in this prospectus supplement.

PROSPECTUS

Aflac Incorporated

Senior Debt Securities,

Subordinated Debt Securities

We may, from time to time, offer to sell senior or subordinated debt securities. This prospectus describes some of the general terms that may apply to these securities.

Specific terms of these securities not provided herein will be provided in one or more supplements to this prospectus. You should read this prospectus and any applicable prospectus supplement carefully before you invest.

You should carefully consider the risks of an investment in these securities. See “Risk Factors” in this prospectus, “Item 1A — Risk Factors” in our most recent annual report on Form 10-K, and any other risk factors included in filings we have made with the Securities and Exchange Commission (“SEC”) that are incorporated herein by reference.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus or any prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 4, 2015.

This prospectus relates to a registration statement filed by Aflac Incorporated with the SEC using a “shelf” registration process (the “registration statement”). Under this shelf process as described in the registration statement we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement. You should read both this prospectus and any applicable prospectus supplement, together with additional information described under the heading “Where You Can Find More Information.”

The functional currency of Aflac Japan’s (as defined below) insurance operations is the Japanese yen. We translate our yen-denominated financial statement accounts into U.S. dollars as follows. Assets and liabilities are translated at end-of-period exchange rates. Realized gains and losses on security transactions are translated at the exchange rate on the trade date of each transaction. Other revenues, expenses and cash flows are translated using average exchange rates for the year. The resulting currency translation adjustments are reported in accumulated other comprehensive income. We include in earnings the realized currency exchange gains and losses resulting from transactions.

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities to be offered. The registration statement, including the exhibits, can be read at the SEC website or at the SEC offices mentioned under the heading “Where You Can Find More Information.” General information about us, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at www.aflac.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of these filings.

You should rely only on the information contained in this prospectus and the information to which we have referred you. We have not authorized any other person to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this document.

As used in this prospectus, unless the context otherwise requires, references to “we,” “us,” “our” or “the Company” refer to the consolidated operations of Aflac Incorporated, and its direct and indirect operating subsidiaries. “Parent Company” refers solely to Aflac Incorporated. “Aflac” refers solely to our subsidiary, American Family Life Assurance Company of Columbus, an insurance company domiciled in Nebraska. Aflac operates in the United States (“Aflac U.S.”) and operates as a branch in Japan (“Aflac Japan”).

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. We desire to take advantage of these provisions. This prospectus or documents filed with the SEC and incorporated by reference herein contain cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by Company officials in communications with the financial community and contained in documents filed with the SEC. Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks and uncertainties. In particular, statements containing words such as “expect,” “anticipate,” “believe,” “goal,” “objective,” “may,” “should,” “estimate,” “intends,” “projects,” “will,” “assumes,” “potential,” “target” or similar words as well as specific projections of future results, generally qualify as forward-looking. We undertake no obligation to update such forward-looking statements.

We caution readers that the following factors, in addition to other factors mentioned from time to time, could cause actual results to differ materially from those contemplated by the forward-looking statements:

•	difficult conditions in global capital markets and the economy

•	governmental actions for the purpose of stabilizing the financial markets

•	defaults and credit downgrades of securities in our investment portfolio

•	exposure to significant interest rate risks

•	credit and other risks associated with our investment in perpetual securities

•	differing judgments applied to investment valuations

•	significant valuation judgments in determination of amount of impairments taken on our investments

•	limited availability of acceptable yen-denominated investments

•	concentration of our investments in any particular single-issuer or sector

•	concentration of business in Japan

•	decline in the creditworthiness of other financial institutions

•	deviations in actual experience from pricing and reserving assumptions

•	subsidiaries’ ability to pay dividends to the Parent Company

•	inherent limitations to risk management policies and procedures

•	extensive regulation and changes in law or regulation by governmental authorities

•	ability to attract and retain qualified sales associates and employees

•	decreases in our financial strength or debt ratings

•	ability to continue to develop and implement improvements in information technology systems

•	interruption in telecommunication, information technology and other operational systems, or a failure to maintain the security, confidentiality or privacy of sensitive data residing on such systems

•	changes in U.S. and/or Japanese accounting standards

•	failure to comply with restrictions on patient privacy and information security

•	level and outcome of litigation

•	ability to effectively manage key executive succession

•	catastrophic events including, but not necessarily limited to, epidemics, pandemics, tornadoes, hurricanes, earthquakes, tsunamis, and acts of terrorism, and damage incidental to such events

•	ongoing changes in our industry

•	loss of consumer trust resulting from events external to our operations

•	increased expenses and reduced profitability resulting from changes in assumptions for our pension and other postretirement benefit plans

•	failure of internal controls or corporate governance policies and procedures

AFLAC INCORPORATED

The Parent Company, Aflac Incorporated, was incorporated in 1973 under the laws of the State of Georgia. The Parent Company is a general business holding company and acts as a management company, overseeing the operations of its subsidiaries by providing management services and making capital available. Its principal business is supplemental health and life insurance, which is marketed and administered through its subsidiary, American Family Life Assurance Company of Columbus (Aflac), which operates in the United States (Aflac U.S.) and as a branch in Japan (Aflac Japan). Most of Aflac’s policies are individually underwritten and marketed through independent agents. Aflac U.S. markets and administers group products through Continental American Insurance Company (CAIC), branded as Aflac Group Insurance. Our insurance operations in the United States and our branch in Japan service the two markets for our insurance business.

Aflac offers voluntary insurance policies in Japan and the United States that provide a layer of financial protection against income and asset loss. We continue to diversify our product offerings in both Japan and the United States. Aflac Japan sells voluntary supplemental insurance products, including cancer plans, general medical indemnity plans, medical/sickness riders, care plans, living benefit life plans, ordinary life insurance plans and annuities. Aflac U.S. sells voluntary supplemental insurance products including products designed to protect individuals from depletion of assets (accident, cancer, critical illness/ care, hospital intensive care, hospital indemnity, fixed-benefit dental, and vision care plans) and loss-of-income products (life and short-term disability plans).

Aflac is authorized to conduct insurance business in all 50 states, the District of Columbia, several U.S. territories and Japan. Aflac Japan’s revenues, including realized gains and losses on its investment portfolio, accounted for 72% of the Company’s total revenues in 2014, compared with 74% in 2013 and 77% in 2012. The percentage of the Company’s total assets attributable to Aflac Japan was 82% at December 31, 2014, compared with 85% at December 31, 2013.

Our principal executive offices are located at 1932 Wynnton Road, Columbus, Georgia 31999 and our telephone number is (706) 323-3431.

RISK FACTORS

Investing in our securities involves risk. Please see the risk factors described in Item 1A — Risk Factors in our most recent annual report on Form 10-K, which is incorporated by reference in this prospectus, as well as any risk factors included in any other filings we have made with the SEC that are incorporated by reference herein. Please also see any risk factors contained in any prospectus supplement that accompanies this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. Additional risk factors may be included in a prospectus supplement relating to a particular series or offering of securities. These risks could materially affect our business, results of operations or financial condition and cause the value of our securities to decline. You could lose all or part of your investment.

USE OF PROCEEDS

Unless otherwise indicated in an applicable prospectus supplement, the net proceeds from the sale of the securities offered by us will be used for general corporate purposes. We may provide additional information on the use of the net proceeds from the sale of the offered securities in an applicable prospectus supplement relating to the offered securities in accordance with SEC rules.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated. For the purpose of computing the below ratios, earnings consist of income from continuing operations before income taxes excluding interest expense on income tax liabilities, plus fixed charges. Fixed charges consist of interest expense, excluding interest expense on income tax liabilities, interest on investment-type contracts and such portion of rental expense as is estimated to be representative of the interest factors in the leases, all on a pre-tax basis.

	Three Months Ended March 31, 2015	Year Ended December 31, 2014	Year Ended December 31, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010
Ratio of Earnings to Fixed Charges	11.5x	13.0x	14.8x	14.4x	13.0x	19.7x

DESCRIPTION OF DEBT SECURITIES

Senior Debt Indenture and Subordinated Debt Indenture

We may issue our debt securities, consisting of notes, debentures or other indebtedness, from time to time in one or more series. Unless the applicable prospectus supplement states otherwise, we will issue any senior debt securities pursuant to the Senior Debt Indenture, dated as of May 21, 2009 between the Parent Company, as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Senior Debt Indenture”). Unless the applicable prospectus supplement states otherwise, we will issue any subordinated debt securities pursuant to the Subordinated Indenture, dated as of September 26, 2012 entered into between the Parent Company, as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Subordinated Debt Indenture”). The Senior Debt Indenture and the Subordinated Debt Indenture are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

The Senior Debt Indenture and the Subordinated Debt Indenture are substantially similar except that (1) the Subordinated Debt Indenture, unlike the Senior Debt Indenture, provides for debt securities that are specifically made junior in right of payment to other specified indebtedness of the Parent Company and (2) the Senior Debt Indenture, unlike the Subordinated Debt Indenture, restricts the ability of the Parent Company to use the shares of its restricted subsidiaries to secure any indebtedness, unless an equal and ratable security interest in these subsidiary shares is granted to the holders of the senior debt securities. Neither the Senior Debt Indenture nor the Subordinated Debt Indenture limits the aggregate principal amount of indebtedness that we may issue from time to time.

The following description provides a general summary of the material terms and conditions of the Senior Debt Indenture, the Subordinated Debt Indenture and the debt securities to be issued pursuant to these indentures.

The following discussion is only a summary. The indentures may contain language that expands upon or limits the statements made in this prospectus. Accordingly, we strongly encourage you to refer to the indentures, as well as any applicable prospectus supplements for any debt securities offered, for a complete understanding of the terms and conditions applicable to the indentures and the debt securities.

Senior and Subordinated Debt Securities

The debt securities will be our unsecured senior or subordinated obligations. The term “senior” is generally used to describe debt obligations that entitle the holders to receive payment of principal and interest upon the happening of certain events prior to the holders of “subordinated” debt. Events that can trigger the right of holders of senior indebtedness to receive payment of principal and interest prior to payments to the holders of subordinated indebtedness include insolvency, bankruptcy, liquidation, dissolution, receivership, reorganization or an event of default under the Senior Debt Indenture.

We may issue the senior debt securities, pursuant to the Senior Debt Indenture, in one or more series. All series of senior debt securities issued under the Senior Debt Indenture will be equal in ranking. The senior debt securities also will rank equally with all our other unsecured indebtedness, other than unsecured indebtedness expressly designated by the holders thereof to be subordinate to our senior debt securities.

The senior indebtedness issued pursuant to the Senior Debt Indenture will rank junior and be subordinate to any indebtedness of our subsidiaries. In the event of an insolvency, bankruptcy, liquidation, dissolution, receivership, reorganization or similar event involving a subsidiary, the assets of that subsidiary would be used to satisfy claims of policyholders and creditors of the subsidiary rather than our creditors. As a result of the application of the subsidiary’s assets to satisfy claims of policyholders and creditors, the value of the stock of the subsidiary would be diminished and perhaps rendered worthless. Any such diminution in the value of the shares of our subsidiaries would adversely impact our financial condition and possibly impair our ability to meet our obligations on the debt securities. In addition, any liquidation of the assets of the Parent Company’s subsidiaries (Aflac, in particular) to satisfy claims of the subsidiary’s policyholders and creditors might make it impossible for such subsidiary to pay dividends to us. Likewise, any inability of Aflac Japan to repatriate earnings to Aflac may also limit Aflac’s ability to pay dividends to the Parent Company. This inability to pay dividends to the Parent Company would further impair the ability of the Parent Company to satisfy its obligations under the debt securities.

The debt securities issued under the Subordinated Debt Indenture will be subordinate in right of payment in respect of principal, any premium and interest owing under the subordinated debt securities to all the senior indebtedness of the Parent Company in the manner described below under the caption “Subordination Under the Subordinated Debt Indenture.”

Prospectus Supplements

We will provide a prospectus supplement to accompany this prospectus for each series of debt securities we offer. In the prospectus supplement, we will describe the following terms and conditions of the series of debt securities that we are offering, to the extent applicable:

•	whether the securities are senior or subordinated, the specific designation of the series of debt securities being offered, the aggregate principal amount of debt securities of such series, the purchase price for the debt securities and the denominations of the debt securities;

•	the currency or currencies in which the debt securities will be denominated and in which principal, any premium and any interest will or may be payable;

•	the date or dates upon which the debt securities are payable;

•	the interest rate or rates applicable to the debt securities or the method for determining such rate or rates, whether the rate or rates are fixed or variable, the dates on which interest will be payable and the date from which interest will accrue;

•	the place or places where the principal of, any premium and any interest on the debt securities will be payable;

•	any mandatory or optional redemption, repayment or sinking fund provisions applicable to the debt securities. A redemption or repayment provision could either obligate or permit us to buy back the debt securities on terms that we designate in the prospectus supplement. A sinking fund provision could either obligate or permit us to set aside a certain amount of assets for payments upon the debt securities, including payment upon maturity of the debt securities or payment upon redemption of the debt securities;

•	whether the debt securities will be issued in registered form, in bearer form or in both registered and bearer form. In general, ownership of registered debt securities is evidenced by the records of the issuing entity. Accordingly, a holder of registered debt securities may transfer the securities only on the records of the issuer. By contrast, ownership of bearer debt securities generally is evidenced by physical possession of the securities. Accordingly, a holder of bearer debt securities can transfer ownership merely by transferring possession of the securities;

•	any restrictions or special procedures applicable to (1) the place of payment of the principal, any premium and any interest on bearer debt securities, (2) the exchange of bearer debt securities for registered debt securities or (3) the sale and delivery of bearer debt securities. A holder will not be able to exchange registered debt securities into bearer debt securities except in limited circumstances;

•	whether we are issuing the debt securities in whole or in part in global form. If debt securities are issued in global form, the prospectus supplement will disclose the identity of the depositary for such debt securities and any terms and conditions applicable to the exchange of debt securities in whole or in part for other definitive securities. Debt securities in global form are discussed in greater detail below under the heading “Global Debt Securities”;

•	any United States federal income tax consequences applicable to the debt securities, including any debt securities denominated and made payable, as described in the prospectus supplements, in foreign currencies, or units based on or related to foreign currencies;

•	any proposed listing of the debt securities on a securities exchange;

•	any right we may have to satisfy, discharge and defease our obligations under the debt securities, or terminate or eliminate restrictive covenants or events of default in the indentures, by depositing money or U.S. government obligations with the trustee of the indentures;

•	the names and addresses of any trustee, depositary, authenticating or paying agent, transfer agent, registrar or other agent with respect to the debt securities;

•	any right we may have to defer payments of principal of or interest on the debt securities;

•	any index or indices used to determine the amount of payments of principal of and premium, if any, on the debt securities and the method of determining these amounts;

•	whether the provisions of some or all of the covenants described under the heading “Covenants Applicable to the Debt Securities” below apply to the debt securities;

•	any changes to or additional events of default (as defined under the heading “Events of Default” below) or covenants;

•	for the subordinated debt securities, whether the specific subordination provisions applicable to the subordinated debt securities are other than as set forth in the subordinated indenture; and

•	any other specific terms of the debt securities.

Holders of the debt securities may present their securities for exchange and may present registered debt securities for transfer in the manner described in the applicable prospectus supplement. Except as limited by the applicable indenture, we will provide these services without charge, other than any tax or other governmental charge payable in connection with the exchange or transfer.

Debt securities may bear interest at a fixed rate or a floating rate as specified in the prospectus supplement. In addition, if specified in the prospectus supplement, we may sell debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate, or at a discount below their stated principal amount. We will describe in the applicable prospectus supplement the special United States federal income tax considerations applicable to these discounted debt securities.

We may issue debt securities with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by referring to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such debt securities may receive a principal amount on any principal payment date, or interest payments on any interest payment date, that are greater or less than the amount of principal or interest otherwise payable on such dates, depending upon the value on such dates of applicable currency, commodity, equity index or other factors. The applicable prospectus supplement will contain information as to how we will determine the amount of principal or interest payable on any date, as well as the currencies, commodities, equity indices or other factors to which the amount payable on that date relates and certain additional tax considerations.

Global Debt Securities

We may issue registered debt securities in global form. This means that one “global” debt security would be issued to represent one or more registered debt securities. The denomination of the global debt security would equal the aggregate principal amount of all registered debt securities represented by that global debt security.

We will deposit any registered debt securities issued in global form with a depositary, or with a nominee of the depositary, that we will name in the applicable prospectus supplement. Any person holding an interest in the global debt security through the depositary will be considered the “beneficial” owner of that interest. A “beneficial” owner of a security is able to enjoy rights associated with ownership of the security, even though the beneficial owner is not recognized as the legal owner of the security. The interest of the beneficial owner in the security is considered the “beneficial interest.” We will register the debt securities in the name of the depositary or the nominee of the depositary, as appropriate.

The depositary or its nominee may only transfer a global debt security in its entirety and only in the following circumstances:

•	by the depositary for the registered global security to a nominee of the depositary;

•	by a nominee of the depositary to the depositary or to another nominee of the depositary; or

•	by the depositary or the nominee of the depositary to a successor of the depositary or to a nominee of the successor.

These restrictions on transfer would not apply to a global debt security after the depositary or its nominee, as applicable, exchanged the global debt security for registered debt securities issued in definitive form.

We will describe the specific terms of the depositary arrangement with respect to any series of debt securities represented by a registered global security in the prospectus supplement relating to that series. We anticipate that the following provisions will apply to all depositary arrangements for debt securities represented by a registered global security.

Ownership of beneficial interests in a registered global security will be limited to (1) participants that have accounts with the depositary for the registered global security and (2) persons that may hold interests through those participants. Upon the issuance of a registered global security, the depositary will credit each participant’s account on the depositary’s book-entry registration and transfer system with the principal amount of debt securities represented by the registered global security beneficially owned by that participant. Initially, the dealers, underwriters or agents participating in the distribution of the debt securities will designate the accounts that the depositary should credit.

Ownership of beneficial interests in the registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary for the registered global security, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that purchasers of securities regulated by the laws of those states take physical delivery of the securities in definitive form. Those laws may impair the ability to own, transfer or pledge beneficial interests in registered global securities.

As long as the depositary for a registered global security, or its nominee, is the registered owner of the registered global security, that depositary or its nominee will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the applicable indenture. Owners of beneficial interests in a registered global security generally will not:

•	be entitled to have the debt securities represented by the registered global security registered in their own names;

•	receive or be entitled to receive physical delivery of the debt securities in definitive form; and

•	be considered the owners or holders of the debt securities under the applicable indenture.

Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if that person owns through a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the applicable indenture.

We understand that under existing industry practices, if we request any action of holders of debt securities or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder of debt securities is entitled to give or take under the applicable indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal, any premium and any interest on a registered global security to the depositary or its nominee. None of the Parent Company, the indenture trustee or any other agent of the Parent Company or of the indenture trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that the depositary for any registered global security, upon receipt of any payment of principal, premium or interest in respect of the registered global security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary.

We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security owned through the participants.

We will issue our debt securities in definitive form in exchange for a registered global security, if the depositary for such registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and if a successor depositary registered as a clearing agency under the Exchange Act is not appointed within 90 days. In addition, we may at any time and in our sole discretion determine not to have any of the debt securities of a series represented by a registered global security and, in such event, will issue debt securities of the series in definitive registered form in exchange for the registered global security.

We will register any debt securities issued in definitive form in exchange for a registered global security in such name or names as the depositary shall instruct the indenture trustee. We expect that the depositary will base these instructions upon directions received by the depositary from participants with beneficial interests in the registered global security.

We also may issue bearer debt securities of a series in global form. We will deposit these global bearer securities with a common depositary or with a nominee for the depositary identified in the prospectus supplement relating to the series. We will describe the specific terms and procedures of the depositary arrangement for the bearer debt securities in the prospectus supplement relating to the series. We also will describe in the applicable prospectus supplement any specific procedures for the issuance of debt securities in definitive form in exchange for a bearer global security.

Covenants Applicable to the Debt Securities

Limitations on Liens. Under the Senior Debt Indenture, so long as any debt securities are outstanding, neither we nor any of our restricted subsidiaries may use any voting stock of a restricted subsidiary as security for any of our debt or other obligations unless any debt securities issued under the Senior Debt Indenture are secured to the same extent as and for so long as that debt or other obligation is so secured. This restriction does not apply to liens existing at the time a corporation becomes our restricted subsidiary or any renewal or extension of any such existing lien and does not apply to shares of subsidiaries that are not “restricted subsidiaries.”

To qualify as our “subsidiary,” as defined in the Senior Debt Indenture, we must control, either directly or indirectly, more than 50% of the outstanding shares of voting stock of the corporation. The Senior Debt Indenture defines voting stock as any class or classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors of the corporation in question, except that stock that carries only the right to vote conditionally on the happening of an event is not considered voting stock.

As defined in the Senior Debt Indenture, our “restricted subsidiaries” includes (1) Aflac, so long as it remains our subsidiary; (2) any other present or future subsidiary of the Parent Company, the consolidated total assets of which constitute at least 20% of our total consolidated assets; and (3) any successor to any such subsidiary.

Consolidation, Merger and Sale of Assets. Both the Senior Debt Indenture and Subordinated Debt Indenture provide that we will not consolidate with or merge into any other person or convey, transfer or lease our assets substantially as an entirety to any person, and no person may consolidate with or merge into us, unless:

•	we will be the surviving company in any merger or consolidation,

•	if we consolidate with or merge into another person or convey or transfer our assets substantially as an entirety to any person, the successor person is an entity organized and validly existing under the laws of the United States or any state thereof or the District of Columbia, and the successor entity expressly assumes by supplemental indenture our obligations relating to the debt securities,

•	immediately after giving effect to the consolidation, merger, conveyance or transfer, there exists no event of default, and no event which, after notice or lapse of time or both, would become an event of default, and

•	we deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that the supplemental indenture complies with the applicable indenture.

This covenant would not apply to the direct or indirect conveyance, transfer or lease of all or any portion of the stock, assets or liabilities of any of our wholly owned subsidiaries to us or to our other wholly owned subsidiaries.

The limitations on the transactions described above do not apply to a recapitalization, change of control, or highly leveraged transaction unless the transaction involves a consolidation or merger into a third party, or a sale, other than for cash to a third party of all or substantially all of our assets, or a purchase by us of all or substantially all of the assets of a third party. In addition, the indentures do not include any provisions that would increase interest, provide an option to dispose of securities at a fixed price, or otherwise protect debt security holders in the event of any recapitalization, change of control, or highly leveraged transaction.

Limitations on Dispositions of Stock of Restricted Subsidiaries. Both the Senior Debt Indenture and Subordinated Debt Indenture provide that, except in a transaction otherwise governed by such indenture, neither we nor any of our restricted subsidiaries may issue, sell, assign, transfer or otherwise dispose of any of the voting stock of a restricted subsidiary so long as any of the debt securities remain outstanding. However, exceptions to this restriction include situations where:

•	any issuance, sale, assignment, transfer or other disposition made in compliance with the order of a court or regulatory authority, unless the order was requested by us or one of our restricted subsidiaries;

•	the disposition of all of the voting stock of a restricted subsidiary owned by us or by a restricted subsidiary for cash or other property having a fair market value that is at least equal to the fair market value of the disposed stock, as determined in good faith by our board of directors;

•	the issuance, sale, assignment, transfer or other disposition is made to us or another restricted subsidiary; or

•	after completion of a sale or other disposition of the stock of a restricted subsidiary, we and our restricted subsidiaries would own 80% or more of the voting stock of the restricted subsidiary and the consideration received for the disposed stock is at least equal to the fair market value of the disposed stock.

The indentures do not restrict the transfer of assets from a restricted subsidiary to any other person, including us or another of our subsidiaries.

Events of Default

Unless we provide other or substitute events of default in a prospectus supplement, the following events will constitute an event of default under both the Senior Debt Indenture and the Subordinated Debt Indenture:

•	a default in payment of principal or any premium when due; provided, however, that if we are permitted by the terms of the debt securities to defer the payment in question, the date on which such payment is due and payable shall be the date on which we must make payment following such deferral, if the deferral has been made pursuant to the terms of the securities of that series;

•	a default for 30 days in payment of any interest; provided, however, that if we are permitted by the terms of the debt securities to defer the payment in question, the date on which such payment is due and payable shall be the date on which we must make payment following such deferral, if the deferral has been made pursuant to the terms of the securities of that series;

•	a default in payment of any sinking fund installment when due;

•	a failure to observe or perform any other covenant or agreement in the debt securities or indenture, other than a covenant or agreement included solely for the benefit of a different series of debt securities, for 90 days after we receive written notice of such failure from the trustee or from holders of at least 25% in aggregate principal amount of the outstanding debt securities;

•	certain events of insolvency, bankruptcy, receivership, liquidation, dissolution, reorganization, or similar proceeding in respect of us or a restricted subsidiary; or

•	certain defaults with respect to the Parent Company’s debt (other than the debt securities or non-recourse debt) in any aggregate principal amount in excess of $100,000,000 consisting of the failure to make any payment at maturity or that result in acceleration of the maturity of such debt and the defaults have not been rescinded or annulled, or the debt has not been discharged, within a period of 15 days after we receive written notice of such failure from the trustee or from holders of at least 25% in aggregate principal amount of the outstanding debt securities.

If an event of default with respect to any debt securities of any series outstanding under either of the indentures shall occur and be continuing, the trustee under such indenture or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare, by notice as provided in the applicable indenture, the principal amount (or such lesser amount as may be provided for in the debt securities of that series) of all the debt securities of that series outstanding to be due and payable immediately; provided that, in the case of an event of default involving certain events of bankruptcy, insolvency or reorganization, acceleration is automatic; and, provided further, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the nonpayment of accelerated principal, have been cured or waived. Upon the acceleration of the maturity of original issue discount securities, an amount less than the principal amount thereof will become due and payable. Reference is made to the prospectus supplement relating to any original issue discount securities for the particular provisions relating to acceleration of maturity thereof.

Both the Senior Debt Indenture and Subordinated Debt Indenture entitle the trustee to obtain assurances of indemnity or security reasonably satisfactory to it by the debt security holders for any actions taken by the trustee at the request of the security holders. The right of the indenture trustee to obtain assurances of indemnity or security is subject to the indenture trustee carrying out its duties with a level of care or standard of care that is generally acceptable and reasonable under the circumstances. An indemnity or indemnification is an undertaking by one party to reimburse another upon the occurrence of an anticipated loss.

Subject to the right of the indenture trustee to indemnification as described above and except as otherwise described in the indentures, the indentures provide that the holders of a majority of the aggregate principal amount of the affected outstanding debt securities of each series, treated as one class, may direct the time, method and place of any proceeding to exercise any right or power conferred in the indentures or for any remedy available to the trustee.

The Senior Debt Indenture and Subordinated Debt Indenture provide that no holders of debt securities may institute any action against us, except for actions for payment of overdue principal, any premium or interest, unless:

•	such holder previously gave written notice of the continuing default to the trustee;

•	the holders of at least 25% in principal amount of the outstanding debt securities of each affected series, treated as one class, asked the trustee to institute the action and offered indemnity to the trustee for doing so;

•	the trustee did not institute the action within 60 days of the request; and

•	the holders of a majority in principal amount of the outstanding debt securities of each affected series, treated as one class, did not direct the trustee to refrain from instituting the action.

Under both the Senior Debt Indenture and Subordinated Debt Indenture, we will file annually with the trustee a certificate either stating that no default exists or specifying any default that does exist.

Discharge, Defeasance and Covenant Defeasance

If indicated in the applicable prospectus supplement, we may discharge or defease our obligations under either the Senior Debt Indenture or the Subordinated Debt Indenture as set forth below.

We may discharge certain obligations to holders of any series of debt securities issued under either the Senior Debt Indenture or the Subordinated Debt Indenture which have not already been delivered to the trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee cash or, in the case of debt securities payable only in U.S. dollars, U.S. government obligations (as defined in either indenture), as trust funds in an amount certified to be sufficient to pay when due, whether at maturity, upon redemption or otherwise, the principal of (and premium, if any) and interest on such debt securities.

If indicated in the applicable prospectus supplement, we may elect either (i) to defease and be discharged from any and all obligations with respect to the debt securities of or within any series (except as otherwise provided in the relevant indenture) (“defeasance”) or (ii) to be released from our obligations with respect to certain covenants applicable to the debt securities of or within any series (“covenant defeasance”), upon the deposit with the relevant trustee, in trust for such purpose, of money and/or government obligations which, through the payment of principal and interest in accordance with their terms, will provide money in an amount sufficient, without reinvestment, to pay the principal of (and premium, if any) or interest on such debt securities to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous payments thereon. As a condition to defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the relevant indenture. In addition, in the case of either defeasance or covenant defeasance, we shall have delivered to the trustee (i) an officers’ certificate to the effect that the relevant debt securities exchange(s) have informed us that neither such debt securities nor any other debt securities of the same series, if then listed on any securities exchange, will be delisted as a result of such deposit, and (ii) an officers’ certificate and an opinion of counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with.

We may exercise our defeasance option with respect to such debt securities notwithstanding our prior exercise of our covenant defeasance option.

If we exercise our discharge or defeasance option, payment of the affected debt securities may not be accelerated because of an event of default. If we exercise our covenant defeasance option, payment of the affected debt securities may not be accelerated by reason of a default or an event of default with respect to the covenants that have been defeased. If, however, acceleration of the indebtedness under the debt securities occurs by reason of another event of default, the value of the money and government obligations in the defeasance trust on the date of acceleration could be less than the principal and interest then due on the affected securities because the required defeasance deposit is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors.

Modification of the Indentures

Both the Senior Debt Indenture and Subordinated Debt Indenture provide that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to:

•	secure any debt securities;

•	evidence a successor person’s assumption of our obligations under the indentures and the debt securities;

•	add covenants that would benefit holders of debt securities;

•	make the occurrence, or the occurrence and continuance, of a default under any additional covenant an event of default permitting the enforcement of all or any of the several remedies provided in the applicable Indenture;

•	cure any ambiguity, inconsistency, omission or defect;

•	establish forms or terms for debt securities of any series;

•	evidence a successor trustee’s acceptance of appointment; and

•	make any change that does not adversely affect the rights of any holder of affected debt securities in any material respect.

The Senior Debt Indenture and Subordinated Debt Indenture also permit us and the trustee, with the consent of the holders of at least a majority in aggregate principal amount of outstanding affected debt securities of all series issued under the relevant indenture, voting as one class, to change, in any manner, the relevant indenture and the rights of the holders of debt securities issued under that indenture. However, the consent of each holder of an affected debt security is required for changes that:

•	extend the stated maturity of, or reduce the principal of any debt security;

•	reduce the rate or extend the time of payment of interest;

•	reduce any amount payable upon redemption;

•	change the currency in which the principal, any premium or interest is payable;

•	reduce the amount of any original issue discount debt security that is payable upon acceleration or provable in bankruptcy;

•	impair the right to institute suit for the enforcement of any payment on any debt security when due; or

•	reduce the percentage of the outstanding debt securities of any series required to approve changes to the indenture.

The Subordinated Debt Indenture may not be amended to alter the subordination of any outstanding subordinated debt securities without the consent of each holder of then outstanding senior indebtedness that would be adversely affected by the amendment.

Subordination Under the Subordinated Debt Indenture

The Subordinated Debt Indenture provides that payment of the principal, any premium and interest on debt securities issued under the Subordinated Debt Indenture will be subordinate and junior in right of payment, to the extent and in the manner set forth in that indenture, to all our senior indebtedness. The Subordinated Debt Indenture defines senior indebtedness as the principal, any premium and interest on all our indebtedness, whether incurred prior to or after the date of the indenture, which is:

•	indebtedness for money borrowed by us;

•	indebtedness for obligations of others that we directly or indirectly either assume or guarantee;

•	in respect of letters of credit and acceptances issued or made by banks in favor of us; or

•	for obligations of the types referred to above of other persons secured by any lien on any of our properties or assets.

Senior indebtedness also includes all deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to the indebtedness listed above.

Senior indebtedness does not include:

•	any of our indebtedness that, by its terms or the terms of the instrument creating or evidencing it, has a subordinate or equivalent right to payment with the subordinated debt securities;

•	any of our indebtedness to one of our subsidiaries; or

•	obligations to trade creditors or assumed by us in the ordinary course of business.

The Subordinated Debt Indenture does not limit the amount of senior indebtedness that we can incur.

The holders of all senior indebtedness will be entitled to receive payment of the full amount due on that indebtedness before the holders of any subordinated debt securities or coupons relating to those subordinated debt securities receive any payment on account of such subordinated debt securities or coupons, in the event:

•	of any insolvency, bankruptcy, receivership, liquidation, dissolution, reorganization or other similar proceedings in respect of us or our property; or

•	that debt securities of any series are declared due and payable before their expressed maturity because of an event of default other than an insolvency, bankruptcy, receivership, liquidation, dissolution, reorganization or other similar proceeding in respect of us or our property.

We may not make any payment of the principal or interest on the subordinated debt securities or coupons during a continued default in payment of any senior indebtedness or if any event of default exists under the terms of any senior indebtedness.

Governing Law

The Senior Debt Indenture and the Subordinated Debt Indenture are governed by, and construed in accordance with, the laws of the State of New York, except to the extent that the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), is applicable, in which case the Trust Indenture Act will govern.

The Indenture Trustees

The Bank of New York Mellon Trust Company, N.A. is trustee under each of the Senior Debt Indenture and the Subordinated Debt Indenture.

REGISTRATION, TRANSFER AND PAYMENT OF CERTIFICATED SECURITIES

If we ever issue securities in certificated form, those securities may be presented for registration, transfer and payment at the office of the registrar or at the office of any transfer agent we designate and maintain. The registrar or transfer agent will make the registration or transfer only if it is satisfied with the documents of title and identity of the person making the request. There will not be a service charge for any exchange or registration of transfer of the securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with the exchange. At any time we may change transfer agents or approve a change in the location through which any transfer agent acts. We also may designate additional transfer agents for any securities at any time.

We will not be required to issue, exchange or register the transfer of any security to be redeemed for a period of 15 days before the selection of the securities to be redeemed. In addition, we will not be required to exchange or register the transfer of any security that was selected, called or is being called for redemption, except the unredeemed portion of any security being redeemed in part.

We will pay principal, any premium, interest and any amounts payable on any certificated securities at the offices of the paying agents we may designate from time to time. Generally, we will pay interest on a security on any interest payment date to the person in whose name the security is registered at the close of business on the regular record date for that payment.

PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus in any of three ways (or in any combination) from time to time:

•	to or through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

In addition, we may enter into derivative or other hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If any applicable prospectus supplement so indicates, in connection with such a derivative or other hedging transaction, the third parties may, pursuant to this prospectus and any applicable prospectus supplement, sell securities covered by this prospectus and any applicable prospectus supplement. If so, the third party may use securities borrowed from others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and any applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and any applicable prospectus supplement.

Any applicable prospectus supplement will set forth the terms of the offering of the securities covered by this prospectus, including:

•	the name or names of any underwriters, dealers, agents or guarantors and the amounts of securities underwritten or purchased by each of them, if any;

•	any material relationship with the underwriter and the nature of such relationship, if any;

•	the public offering price or purchase price of the securities and the proceeds to us and any discounts, commissions, or concessions or other items constituting compensation allowed, reallowed or paid to underwriters, dealers or agents, if any;

•	any securities exchanges on which the securities may be listed, if any; and

•	the manner in which results of the distribution are to be made public, and when appropriate, the manner for refunding any excess amount paid (including whether interest will be paid).

Unless the prospectus supplement states otherwise, all amounts payable in respect of the securities, including the purchase price, will be payable in U.S. dollars. Any public offering price or purchase price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers or agents may be changed from time to time.

Underwriters or the third parties described above may offer and sell the offered securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price, at market prices or prices related thereto or at varying prices determined at the time of sale. If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

We may sell the securities through agents from time to time. If required by applicable law, any applicable prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, unless otherwise indicated in any applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in any applicable prospectus supplement or other prices pursuant to delayed delivery or other contracts providing for payment and delivery on a specified date in the future. Any delayed delivery contracts will be subject only to those conditions set forth in any applicable prospectus supplement, and any applicable prospectus supplement will set forth any commissions we pay for solicitation of these delayed delivery contracts.

Each underwriter, dealer and agent participating in the distribution of any offered securities that are issuable in bearer form will agree that it will not offer, sell, resell or deliver, directly or indirectly, offered securities in bearer form in the United States or to U.S. persons except as otherwise permitted by Treasury Regulations Section 1.163-5(c)(2)(i)(D).

Offered securities may also be offered and sold, if so indicated in any applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in any applicable prospectus supplement.

Agents, underwriters and other third parties described above may be entitled under relevant underwriting or other agreements to indemnification by us against certain civil liabilities under the Securities Act, or to contribution with respect to payments which the agents, underwriters or other third parties may be required to make in respect thereof. Agents, underwriters and such other third parties may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information about issuers who file electronically with the SEC. The address of that site is http://www.sec.gov. These reports, proxy statements and other information may also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005. General information about us, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at www.aflac.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of these filings.

This prospectus relates to a registration statement that we have filed with the SEC relating to the securities to be offered. This prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules in accordance with the rules and regulations of the SEC and we refer you to the omitted information. The statements this prospectus makes pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions and do not describe all exceptions and qualifications contained in those contracts, agreements or documents. You should read those contracts, agreements or documents for information that may be important to you. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its website.

We “incorporate by reference” into this prospectus information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus and later information that we file with the SEC will automatically update and supersede that information. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition.

The following documents listed below, which we have previously filed with the SEC, are incorporated by reference:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2014;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2015;

•	our Definitive Proxy Statement pursuant to Section 14(a) of the Exchange Act, filed with the SEC on March 19, 2015, and our Definitive Additional Materials pursuant to Section 14(a) of the Exchange Act, filed with the SEC on April 16, 2015; and

•	our Current Reports on Form 8-K filed on February 10, 2015, February 26, 2015 and March 12, 2015.

All documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus and prior to the termination of the offering of the securities shall also be deemed to be incorporated in this prospectus by reference.

We will provide a copy of these filings, at no cost, upon your written or oral request to us at the following address or telephone number:

Aflac Incorporated

Office of the Secretary

1932 Wynnton Road

Columbus, Georgia 31999

(706) 323-3431

Exhibits to the filings will not be sent, unless those exhibits have been specifically incorporated by reference in this prospectus.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters as to Georgia law in connection with the offering of the debt securities will be passed upon for us by Audrey Boone Tillman, Esq., Executive Vice President and General Counsel of Aflac Incorporated and certain legal matters as to New York law in connection with the offering of the debt securities will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel which we will name in the applicable prospectus supplement. Certain partners of Skadden, Arps, Slate, Meagher & Flom LLP beneficially own an aggregate of less than one percent of the common stock of Aflac Incorporated.

EXPERTS

The consolidated financial statements and schedules of Aflac Incorporated and subsidiaries as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.